Exhibit 10.1

WAREHOUSING CREDIT AND SECURITY
AGREEMENT
(MANUFACTURED HOUSING)

BETWEEN

HOMEONE CREDIT CORP.,

a Delaware corporation

AND

RESIDENTIAL FUNDING CORPORATION,
a Delaware corporation

Dated as of September 3, 2004

© 2004 Residential Funding Corporation

TABLE OF CONTENTS

1.	THE CREDIT
1.1.	The Warehousing Commitment
1.2.	Expiration of Warehousing Commitment
1.3.	Warehousing Note

2.	PROCEDURES FOR OBTAINING ADVANCES
2.1.	Warehousing Advances

3.	INTEREST, PRINCIPAL AND FEES
3.1.	Interest
3.2.	Interest Limitation
3.3.	Principal Payments
3.4.	Warehousing Commitment Fees
3.5.	Warehousing Fees
3.6.	Miscellaneous Fees and Charges
3.7.	Overdraft Advances
3.8.	Method of Making Payments

4.	COLLATERAL
4.1.	Grant of Security Interest
4.2.	Maintenance of Collateral Records
4.3.	Release of Security Interest in Pledged Loans
4.4.	Collection and Servicing Rights
4.5.	Return of Collateral at End of Warehousing Commitment
4.6.	Delivery of Collateral Documents

5.	CONDITIONS PRECEDENT
5.1.	Initial Advance
5.2.	Each Advance
5.3.	Force Majeure

6.	GENERAL REPRESENTATIONS AND WARRANTIES
6.1.	Place of Business
6.2.	Organization; Good Standing; Subsidiaries
6.3.	Authorization and Enforceability
6.4.	Authorization and Enforceability of Guaranty
6.5.	Approvals
6.6.	Financial Condition
6.7.	Litigation
6.8.	Compliance with Laws
6.9.	Regulation U
6.10.	Investment Company Act
6.11.	Payment of Taxes
6.12.	Agreements
6.13.	Title to Properties
6.14.	ERISA
6.15.	No Retiree Benefits
6.16.	Assumed Names
6.17.	Servicing

7.	AFFIRMATIVE COVENANTS
7.1.	Payment of Obligations

7.2.	Financial Statements
7.3.	Other Borrower Reports
7.4.	Maintenance of Existence; Conduct of Business
7.5.	Compliance with Applicable Laws
7.6.	Inspection of Properties and Books; Operational Reviews
7.7.	Notice
7.8.	Payment of Debt, Taxes and Other Obligations
7.9.	Insurance
7.10.	Subordination of Certain Indebtedness
7.11.	Other Loan Obligations
7.12.	ERISA
7.13.	Use of Proceeds of Warehousing Advances

8.	NEGATIVE COVENANTS
8.1.	Contingent Liabilities
8.2.	Pledge of Servicing Contracts
8.3.	Restrictions on Fundamental Changes
8.4.	Subsidiaries
8.5.	Deferral of Subordinated Debt
8.6.	Loss of Eligibility
8.7.	Accounting Changes
8.8.	Leverage Ratio
8.9.	Minimum Tangible Net Worth
8.10.	Delinquent Loans
8.11.	Minimum Liquid Assets
8.12.	Distributions to Shareholders
8.13.	Transactions with Affiliates
8.14.	Recourse Servicing Contracts
8.15.	Home Center Loan Servicing Incentive Plan

9.	SPECIAL REPRESENTATIONS, WARRANTIES AND COVENANTS CONCERNING COLLATERAL
9.1.	Special Representations and Warranties Concerning Eligibility as Seller/Servicer of Loans
9.2.	Special Representations and Warranties Concerning Warehousing Collateral
9.3.	Special Representations and Warranties Concerning RICs
9.4.	Special Representations and Warranties Concerning Home-Only Loans
9.5.	Special Representations and Warranties Concerning Land/Home Loans
9.6.	Special Affirmative Covenants Concerning Warehousing Collateral
9.7.	Special Negative Covenants Concerning Warehousing Collateral

10.	DEFAULTS; REMEDIES
10.1.	Events of Default
10.2.	Remedies
10.3.	Application of Proceeds
10.4.	Lender Appointed Attorney-in-Fact
10.5.	Right of Set-Off

11.	MISCELLANEOUS
11.1.	Notices
11.2.	Reimbursement Of Expenses; Indemnity
11.3.	Financial Information

11.4.	Terms Binding Upon Successors; Survival of Representations
11.5.	Assignment
11.6.	Amendments
11.7.	Governing Law
11.8.	Participations
11.9.	Relationship of the Parties
11.10.	Severability
11.11.	Consent to Credit References
11.12.	Counterparts
11.13.	Headings/Captions
11.14.	Entire Agreement
11.15.	Consent to Jurisdiction
11.16.	Waiver of Jury Trial
11.17.	Waiver of Punitive, Consequential, Special or Indirect Damages
11.18.	Termination Rights

12.	DEFINITIONS
12.1.	Defined Terms
12.2.	Other Definitional Provisions; Terms of Construction

EXHIBITS

Exhibit A	Request for Advance

Exhibit B	Procedures and Documentation for Warehousing Loans

Exhibit C	Schedule of Servicing Portfolio

Exhibit D	Subsidiaries

Exhibit E	Compliance Certificate

Exhibit F	Lines of Credit

Exhibit G	Assumed Names

Exhibit H	Eligible Loans, Exception Loans and Other Assets

Exhibit I	Schedule of Miscellaneous Fees

Exhibit J	Form of Confidentiality Agreement

WAREHOUSING CREDIT AND
SECURITY AGREEMENT
(MANUFACTURED HOUSING)

WAREHOUSING CREDIT AND SECURITY AGREEMENT (MANUFACTURED HOUSING), dated as of September 3, 2004 between HOMEONE CREDIT CORP., a Delaware corporation (“Borrower”), and RESIDENTIAL FUNDING CORPORATION, a Delaware corporation (“Lender”).

A.           Borrower has requested certain financing from Lender.

B.             Lender has agreed to provide that financing to Borrower, subject to the terms and conditions of this Agreement.

C.             Subject to Borrower’s satisfaction of the conditions set forth in Article 5, the “Closing Date” for the transactions contemplated by this Agreement is the date set forth as the Closing Date on the signature page to this Agreement.

NOW, THEREFORE, the parties to this Agreement agree as follows:

1.                                      THE CREDIT

1.1.                            The Warehousing Commitment

On the terms and subject to the conditions and limitations of this Agreement, including Exhibit H, Lender agrees to make Warehousing Advances to Borrower from the Closing Date to the Business Day immediately preceding the Warehousing Maturity Date, during which period Borrower may borrow, repay and reborrow in accordance with the provisions of this Agreement.  Lender has no obligation to make Warehousing Advances in excess of the Warehousing Commitment Amount.  While a Default or Event of Default exists, Lender may refuse to make any additional Warehousing Advances to Borrower.  All Warehousing Advances under this Agreement constitute a single indebtedness, and all of the Collateral is security for the Warehousing Note and for the performance of all of the Obligations.

1.2.                            Expiration of Warehousing Commitment

The Warehousing Commitment expires on the earlier of (“Warehousing Maturity Date”):  (a) the earliest of (i) 365 days from the Closing Date, (ii) the first Business Day that is 90 Business Days after either Borrower or Lender gives Notice to the other that it does not intend to enter into a Shared Execution Manufactured Housing Loan Purchase Agreement, or (iii) the Early Termination Date, in the case of (a)(i) or (ii), as such date may be extended by Lender in its sole discretion, on which date the Warehousing Commitment will expire without the necessity of Notice or action by Lender, and (b) the date the Warehousing Commitment is terminated and the Warehousing Advances become due and payable under Section 10.2.

Notwithstanding the foregoing, in the event that Borrower and Lender enter into a Shared Execution Manufactured Housing Loan Purchase Agreement during the term of this Agreement, the Warehousing Maturity Date will be the earlier of (x) the earlier of (i) 3 years from the Closing Date, or (ii) the Early Termination Date, in the case of (x)(i), as such date may be extended by Lender in its sole discretion, on which date the Warehousing Commitment will expire without the necessity of Notice or action by Lender and (y) the date the Warehousing Commitment is terminated and the Warehousing Advances become due and payable under Section 10.2.

1.3.                            Warehousing Note

Warehousing Advances are evidenced by Borrower’s promissory note, payable to Lender on the form prescribed by Lender (“Warehousing Note”).  The term “Warehousing Note” as used in this Agreement includes all amendments, restatements, renewals or replacements of the original Warehousing Note and all substitutions for it.  All terms and provisions of the Warehousing Note are incorporated into this Agreement.

End of Article 1

2.                                      PROCEDURES FOR OBTAINING ADVANCES

2.1.                            Warehousing Advances

To obtain a Warehousing Advance under this Agreement, Borrower must deliver to Lender either a completed and signed request for a Warehousing Advance on the then current form approved by Lender or an Electronic Advance Request, together with a list of the Loans for which the request is being made and a signed RFConnects Pledge Agreement sent by facsimile (“Warehousing Advance Request”), not later than (a) in the case of Electronic Advance Requests, 2:30 p.m. on the Business Day, and (b) in all other cases, 1 Business Day before the Business Day, on which Borrower desires the Warehousing Advance.  Subject to the delivery of a Warehousing Advance Request and the satisfaction of the conditions set forth in Sections 5.1 and 5.2, Borrower may obtain a Warehousing Advance under this Agreement upon compliance with the procedures set forth in this Section and in the applicable Exhibit B, including delivery to Lender of all required Collateral Documents.  Lender’s current form of Warehousing Advance Request is set forth in Exhibit A.  Lender may modify its form of Warehousing Advance Request, RFConnects Pledge Agreement, Exhibit A and Exhibit B to conform to current legal requirements upon not less than 3 Business Days’ prior Notice to Borrower, or Lender practices upon not less than 10 Business Days’ prior Notice to Borrower, and, as so modified, those Exhibits and documents will become part of this Agreement.

End of Article 2

3.                                      INTEREST, PRINCIPAL AND FEES

3.1.                            Interest

3.1 (a)                Except as otherwise provided in this Section, Borrower must pay interest on the unpaid amount of each Warehousing Advance from the date the Warehousing Advance is made until it is paid in full at the Interest Rate specified in Exhibit H.

3.1 (b)               Lender computes interest on the basis of the actual number of days in each month and a year of 360 days.  Borrower must pay interest monthly (if any interest has accrued), in arrears, not later than 9 days after receipt by Borrower of Lender’s invoice, commencing with the first month following the Closing Date and on the Warehousing Maturity Date.

3.1 (c)                If, for any reason, Borrower repays a Warehousing Advance on the same day that it was made by Lender, Borrower agrees to pay to Lender an administrative fee equal to 1 day of interest on that Warehousing Advance at the Interest Rate that would otherwise be applicable under Exhibit H.  Borrower must pay all administrative fees not later than 9 days after receipt by Borrower of Lender’s invoice.

3.1 (d)               So long as an Event of Default exists under 10.1 (a)  and upon Notice to Borrower by Lender, the unpaid amount of each Warehousing Advance will bear interest at the Default Rate until paid in full.

3.1 (e)                Lender will adjust the rates of interest provided for in this Agreement as of the effective date of each change in the applicable index.  Lender’s determination of such rates of interest as of any date of determination are conclusive and binding, absent manifest error.  The applicable indexes are LIBOR and the Bank One Rate.

3.2.                            Interest Limitation

Lender does not intend, by reason of this Agreement, the Warehousing Note or any other Loan Document, to receive interest in excess of the amount permitted by applicable law.  If Lender receives any interest in excess of the amount permitted by applicable law, whether by reason of acceleration of the maturity of this Agreement, the Warehousing Note or otherwise, Lender will apply the excess to the unpaid principal balance of the Warehousing Advances and not to the payment of interest.  If all Warehousing Advances have been paid in full and the Warehousing Commitment has expired or has been terminated, Lender will remit any excess to Borrower.  This Section controls every other provision of all agreements between Borrower and Lender and is binding upon and available to any subsequent holder of the Warehousing Note.

3.3.                            Principal Payments

3.3 (a)                Borrower must pay Lender the outstanding principal amount of all Warehousing Advances on the Warehousing Maturity Date.

3.3 (b)               Except as otherwise provided in Section 3.1, Borrower may prepay any portion of the Warehousing Advances without premium or penalty at any time.

3.3 (c)                Borrower must pay to Lender, without the necessity of prior demand or Notice from Lender, and Borrower authorizes Lender to cause the Funding Bank to charge Borrower’s Operating Account for, the amount of any outstanding Warehousing Advance against a specific Pledged Loan upon the earliest occurrence of any of the following events:

(1)                                  Ten (10) Business Days elapse without the return of a Collateral Document delivered by Lender to Borrower under a Trust Receipt for correction or completion.

(2)                                  Not more than one (1) Business Day after (A) the date on which a Pledged Loan is determined to have been originated based on untrue, incomplete or inaccurate information or otherwise to be subject to fraud, whether or not Borrower had knowledge of the misrepresentation, incomplete or incorrect information or fraud, or (B) the date on which Borrower knows, or receives Notice from Lender, that (i) one or more of the representations and warranties set forth in Article 9 were inaccurate or incomplete in any material respect on any date when made or deemed made or (ii) Borrower has failed to perform or comply with any covenant, term or condition set forth in Article 9.

(3)                                  Not more than two (2) Business Days after the date on which any scheduled payment on a Pledged Loan is 60 days past due on the last Business Day of the month, regardless of whether any applicable grace period has expired.

(4)                                  If the outstanding Warehousing Advances against Pledged Loans of a specific type of Eligible Loan exceed the aggregate Purchase Commitments for that type of Eligible Loan (applies only if Purchase Commitment is required).

(5)                                  Upon the sale, other disposition or prepayment (except for prepayments allowed under Section 3.3 (e)) of any Pledged Asset.

(6)                                  Five (5) Business Days immediately preceding the date scheduled for the foreclosure or trustee sale of the Manufactured Home or the premises securing a Pledged Loan.

(7)                                  Five (5) Business Days after the commencement of any litigation or governmental proceeding that alleges a violation of local, state or federal law governing the origination or servicing of a Pledged Loan.

3.3 (d)               Upon e-mail, facsimile or written Notice to Borrower by Lender, Borrower must pay to Lender, and Borrower authorizes Lender to cause the Funding Bank to charge Borrower’s Operating Account for, the amount of any outstanding Warehousing Advance against a specific Pledged Loan upon the earliest occurrence of any of the following events:

(1)                                  For any Pledged Loan, the Warehouse Period elapses.

(2)                                  (A) Forty-five (45) days elapse from the date a Pledged Loan was delivered to an Investor or Approved Custodian for examination and purchase, without the purchase being made or such Pledged Loan being returned (if that Pledged Loan otherwise continues to be an Eligible Loan and the original Warehouse Period has not elapsed), or (B) upon rejection of a Pledged Loan as unsatisfactory by an Investor or Approved Custodian, unless, in the case of a rejection of the Pledged Loan under (B), Borrower pays to Lender an amount that will reduce the principal amount of the Warehousing Advance outstanding against the Pledged Loan to an amount equal to no more than 50% of the Fair Market Value of the Pledged Loan.

(3)                                  With respect to any Pledged Loan, any of the Collateral Documents, upon examination by Lender, are found not to be in compliance with the requirements of this Agreement or the related Purchase Commitment.

(4)                                  Three (3) Business Days after the mandatory delivery date of the related Purchase Commitment if the specific Pledged Loan has not been delivered under the Purchase Commitment prior to such mandatory delivery date, or on the date the related Purchase Commitment expires or is terminated, unless, in each case, the Pledged Loan is eligible for delivery to another Investor under a comparable Purchase Commitment.

(5)                                  Any of the following occur: (A) the Manufactured Home (or, with respect to Land/Home Loans, the real property) securing the Loan is materially damaged; (B) there is a proceeding pending for the partial or total condemnation of the Manufactured Home (or with respect to Land/Home Loans, the underlying real property); (C) the Manufactured Home or any improvements to the real property violate any applicable zoning law or regulation; (D) any inspection, license or certificate required to be made or issued with respect to the real property, the Manufactured Home or its use and occupancy, including certificates of occupancy and fire underwriting certificates, have not been made or obtained, as applicable, from the appropriate authorities; or (E) the Manufactured Home is not lawfully occupied under applicable law.

(6)                                  One (1) Business Day after receipt of email, facsimile or written Notice that after giving effect to a Warehousing Advance, or after the application of a principal payment, any of the limitations set forth in Exhibit H have been exceeded.

3.3 (e)                In addition to the payments required by Sections 3.3 (a), 3.3 (c) and 3.3 (d), if the principal amount of any Pledged Loan is prepaid in whole or in part (except for (A) regularly scheduled monthly payments and (B) principal prepayments that in aggregate do not exceed $2,500) while a Warehousing Advance is outstanding against the Pledged Loan, Borrower must pay to Lender, without the necessity of prior demand or Notice from Lender, and Borrower authorizes Lender to cause the Funding Bank to charge Borrower’s Operating Account for, the amount of the prepayment, to be applied against the Warehousing Advance.

3.3 (f)                  The proceeds of the sale or other disposition of Pledged Loans must be paid directly by the Investor to the Cash Collateral Account.  Borrower must give Notice to Lender in writing, or by telephone or by RFConnects Delivery to Lender (and if by telephone, followed promptly by written Notice) of the Pledged Loans for which proceeds have been received.  Upon receipt of Borrower’s Notice, Lender will apply any proceeds deposited into the Cash Collateral Account to the payment of the Warehousing Advances related to the Pledged Loans identified by Borrower in its Notice, and those Pledged Loans will be considered to have been redeemed from pledge.  Lender is entitled to rely upon Borrower’s affirmation that deposits in the Cash Collateral Account represent payments from Investors for the purchase of the Pledged Loans specified by Borrower in its Notice.  If the payment from an Investor for the purchase of Pledged Loans is less than the outstanding Warehousing Advances against the Pledged Loans identified by Borrower in its Notice, Borrower must pay to Lender an amount equal to the deficiency.  If Borrower fails to pay the deficiency within one (1) Business Day, Borrower authorizes Lender to cause the Funding Bank to charge Borrower’s Operating Account in an amount equal to that deficiency.  As long as no Default or Event of Default exists, Lender will return to Borrower any excess payment from an Investor for Pledged Loans.

3.3 (g)               Lender reserves the right to revalue any Pledged Loan, and intends to, but is not required to, revalue all Pledged Loans on a regular basis.  Borrower must pay to Lender, within 3

Business Days after receipt of Lender’s e-mail, facsimile or written or telephonic notice to Borrower, and Borrower authorizes Lender to cause the Funding Bank to charge Borrower’s Operating Account for, any amount required after any such revaluation to reduce the principal amount of the Warehousing Advance outstanding against any revalued Pledged Loan to an amount equal to (i) in the case of Eligible Loans, 90% of the Fair Market Value of the Loan and (ii) in the case of Exception Loans, 50% of the Fair Market Value of the Loan.

3.3 (h)               Lender reserves the right to review each Seasoned Loan.  If Lender chooses to review a Seasoned Loan, Lender’s review will generally take place within 60 days from the date of the Warehousing Advance against the Seasoned Loan.  If Lender, at any time and in its sole discretion, determines that the Seasoned Loan is not an Eligible Loan, but is an Exception Loan, then Borrower must pay to Lender, within 3 Business Day after receipt of Lender’s e-mail, facsimile or written or telephonic notice to Borrower, and Borrower authorizes Lender to cause the Funding Bank to charge Borrower’s Operating Account for, any amount required to reduce the principal amount of the Warehousing Advance outstanding against the Seasoned Loan to an amount equal to the applicable Warehousing Advance Rate for Exception Loans set out on Exhibit H.  If Lender, at any time and in its sole discretion, determines that a Seasoned Loan is neither an Eligible Loan nor an Exception Loan, then Borrower must pay to Lender, within 3 Business Day after receipt of Lender’s e-mail, facsimile or written or telephonic notice to Borrower, and Borrower authorizes Lender to cause the Funding Bank to charge Borrower’s Operating Account for, the amount of any outstanding Warehousing Advance against that Seasoned Loan.

3.4.                            Warehousing Commitment Fees

Borrower must pay Lender the warehousing commitment fees (each a “Warehousing Commitment Fee”) described in Exhibit I.  Except as otherwise set forth in Exhibit I, each Warehousing Commitment Fee is payable annually in advance.  Borrower is not entitled to a reduction in the amount of the Warehousing Commitment Fee if (a) the Warehousing Commitment Amount is reduced or (b) the Warehousing Commitment is terminated, in each case at the request of Borrower (including a request under paragraph 11.5) or as a result of an Event of Default.  Lender’s determination of the Warehousing Commitment Fee for any period is conclusive and binding, absent manifest error.  If this Agreement is terminated by either party for any reason, Borrower is not obligated to pay Lender any Warehousing Commitment Fee after the termination date.

3.5.                            Warehousing Fees

At the time of each Warehousing Advance against a Loan, Borrower must pay a warehousing fee (“Warehousing Fee”), in each case, in the amount set forth in Exhibit I.  Such Warehousing Fees must be paid not later than 9 days after receipt by Borrower of the related invoice from Lender.

3.6.                            Miscellaneous Fees and Charges

Borrower must reimburse Lender for all Miscellaneous Fees and Charges.  Borrower must pay all Miscellaneous Fees and Charges not later than 9 days after receipt by Borrower of the related invoice from Lender.

3.7.                            Overdraft Advances

If, under the authorization given by Borrower in the Funding Bank Agreement or pursuant to this Agreement, Lender debits Borrower’s Operating Account or directs the Funding Bank to honor an item presented against the Operating Account, and that debit or direction results in an overdraft, Lender may make an additional Warehousing Advance to fund that overdraft (“Overdraft Advance”).  Borrower must pay (a) the outstanding amount of any Overdraft Advance within 1 Business Day after the date of the Overdraft Advance and (b) interest on the amount of the Overdraft Advance, at a rate per annum equal to the Bank One Prime Rate plus 2%, not later than 9 days after receipt by Borrower of the related invoice from Lender.

3.8.                            Method of Making Payments

3.8 (a)                Unless otherwise specified in this Agreement, Borrower must make all payments under this Agreement to Lender by the close of business on the date when due unless the date is not a Business Day.  If the due date is not a Business Day, payment is due on, and interest will accrue to, the next Business Day.  Borrower must make all payments in United States dollars in immediately available funds transferred by wire transfer to accounts designated by Lender.

3.8 (b)               Borrower authorizes Lender to cause the Funding Bank to charge Borrower’s Operating Account for any interest or fees due and payable to Lender within 9 days after receipt by Borrower of the related invoice from Lender without the necessity of prior demand or Notice from Lender.

3.8 (c)                While a Default or Event of Default exists, Borrower authorizes Lender to cause the Funding Bank to charge Borrower’s Operating Account for any Obligations due and payable to Lender, without the necessity of prior demand or Notice from Lender.

End of Article 3

4.                                      COLLATERAL

4.1.                            Grant of Security Interest

As security for the payment of the Warehousing Note and for the performance of all of Borrower’s Obligations, Borrower grants a security interest to Lender in all of Borrower’s right, title and interest in and to the following described property whether now owned or whether acquired or arising after the date of this Agreement (“Collateral”):

4.1 (a)                All amounts advanced by Lender to or for the account of Borrower under this Agreement to fund a Loan until that Loan is closed and those funds disbursed.

4.1 (b)               All Loans, including all Notes, Mortgages and Security Agreements evidencing or securing those Loans, and all related titles, title applications, UCC-1s, UCC-1Ads and title surrender certificates, that are delivered or caused to be delivered to Lender (including delivery to a third party on behalf of Lender), or that otherwise come into the possession, custody or control of Lender (including the possession, custody or control of a third party on behalf of Lender) for the purpose of pledge or in respect of which Lender has made Warehousing Advances under this Agreement (collectively, “Pledged Loans”).

4.1 (c)                All private mortgage insurance and all commitments issued by the VA or FHA to insure or guarantee any Loans included in the Pledged Loans; all Purchase Commitments held by Borrower to the extent they cover Pledged Loans, and all proceeds from the sale of Pledged Loans to Investors pursuant to those Purchase Commitments; and all personal property, contract rights, servicing rights or contracts and servicing fees and income or other proceeds, amounts and payments payable to Borrower as compensation or reimbursement, accounts, payments, intangibles and general intangibles of every kind relating to Pledged Loans, Purchase Commitments, VA commitments or guaranties, FHA commitments and private mortgage insurance and commitments, and all other documents or instruments relating to Pledged Loans, including any interest of Borrower in any fire, casualty or hazard insurance policies and any awards made by any public body or decreed by any court of competent jurisdiction for a taking or for degradation of value in any eminent domain proceeding as the same relate to Pledged Loans.

4.1 (d)               The Aggregate Payment Obligation and all rights of Borrower (including rights to payment) arising under any Shared Execution Manufactured Housing Loan Purchase Agreement, or otherwise relating to the Aggregate Payment Obligation or any other Loans sold by Borrower to Lender or any Affiliate of Lender.

4.1 (e)                All escrow accounts, documents, instruments, files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records (including all information, records, tapes, data, programs, discs and cards necessary or helpful in the administration or servicing of the Collateral) and other information and data of Borrower relating to the Collateral.

4.1 (f)                  All cash, whether now existing or acquired after the date of this Agreement, delivered to or otherwise in the possession of Lender, the Funding Bank or Lender’s agent, bailee or custodian or designated on the books and records of Borrower as assigned and pledged to Lender, including all cash deposited in the Cash Collateral Account and the Wire Disbursement Account.

4.1 (g)               All Hedging Arrangements related to the Pledged Loans (“Pledged Hedging Arrangements”) and Borrower’s accounts in which those Hedging Arrangements are held (“Pledged Hedging Accounts”), including all rights to payment arising under the Pledged Hedging Arrangements and the Pledged Hedging Accounts, except that Lender’s security interest in the Pledged Hedging Arrangements and Pledged Hedging Accounts applies only to benefits, including rights to payment, related to the Pledged Loans.

4.1 (h)               All cash and non-cash proceeds of the Collateral, including all dividends, distributions and other rights in connection with, and all additions to, modifications of and replacements for, the Collateral, and all products and proceeds of the Collateral, together with whatever is receivable or received when the Collateral or proceeds of Collateral are sold, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, including all rights to payment with respect to any cause of action affecting or relating to the Collateral or proceeds of Collateral.

4.1 (i)                   All rights under any Retailer Agreement with respect to the Pledged Loans.

4.2.                            Maintenance of Collateral Records

As long as the Warehousing Commitment is outstanding or there remain any Obligations to be paid or performed under this Agreement or under any other Loan Document, Borrower must use commercially reasonable efforts to preserve and maintain, at its chief executive office and principal place of business or in a regional office approved by Lender, or in the office of a computer service bureau engaged by Borrower and approved by Lender and, upon request, make available to Lender the originals, or copies in any case where the originals have been delivered to Lender or to an Investor, of the Notes, Mortgages and Security Agreements included in Pledged Loans, and all related titles, title applications, UCC-1s, UCC-1Ads and title surrender certificates, Purchase Commitments, and all related Loan documents and instruments, and all files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records and other information and data relating to the Collateral.

4.3.                            Release of Security Interest in Pledged Loans

4.3 (a)                Lender will promptly release its security interest in the Pledged Loans only against payment to Lender of the Release Amount in connection with those Pledged Loans.

4.3 (b)               If no Default or Event of Default occurs, Borrower may redeem a Pledged Loan from Lender’s security interest by notifying Lender of its intention to redeem the Pledged Loan from pledge and either (1) paying, or causing an Investor to pay, to Lender, for application as a prepayment on the principal balance of the Warehousing Note, the Release Amount in connection with the Pledged Loan, or (2) delivering substitute Collateral that, in addition to being acceptable to Lender in its sole discretion, will, when included with the remaining Collateral result in a Warehousing Collateral Value of all Collateral held by Lender that is at least equal to the aggregate outstanding Warehousing Advances.

4.3 (c)                After a Default or Event of Default occurs, Lender may, with no liability to Borrower or any Person, continue to release its security interest in any Pledged Loan against payment of the Release Amount for that Pledged Loan.

4.3 (d)               The amount to be paid by Borrower to obtain the release of Lender’s security interest in a Pledged Loan (“Release Amount”) will be (1) in connection with the sale of a Pledged Loan by Borrower, the payment required in any bailee letter pursuant to which Lender ships that Pledged Loan to an Investor, Approved Custodian or other party, (2) in connection with the sale of a Pledged Loan by Lender while an Event of Default exists, the amount paid to Lender in a commercially reasonable disposition of that Pledged Loan and (3) otherwise, until an Event of Default occurs, the principal amount of the Warehousing Advance outstanding against the Pledged Loan.

4.4.                            Collection and Servicing Rights

4.4 (a)                If no Event of Default exists, Borrower may service and receive and collect directly all sums payable to Borrower in respect of the Collateral other than proceeds of any Purchase Commitment or proceeds of the sale of any Collateral.  All proceeds of any Purchase Commitment or any other sale of Collateral must be paid directly to the Cash Collateral Account for application as provided in this Agreement.

4.4 (b)               If an Event of Default exists, Lender or its designee is entitled to service and receive and collect all sums payable to Borrower in respect of the Collateral, and in such case (1) Lender or its designee in its discretion may, in its own name, in the name of Borrower or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but Lender has no obligation to do so, (2) Borrower must, if Lender requests it to do so, hold in trust for the benefit of Lender and immediately pay to Lender at its office designated by Notice, all amounts received by Borrower upon or in respect of any of the Collateral, advising Lender as to the source of those funds and (3) all amounts so received and collected by Lender will be held by it as part of the Collateral.

4.5.                            Return of Collateral at End of Warehousing Commitment

If (a) the Warehousing Commitment has expired or been terminated, and (b) no Warehousing Advances, interest or other Obligations are outstanding and unpaid, Lender will release its security interest and will deliver all Collateral in its possession to Borrower at Borrower’s expense.  Borrower’s acknowledgement or receipt for any Collateral released or delivered to Borrower under any provision of this Agreement is a complete and full acquittance for the Collateral so returned, and Lender is discharged from any liability or responsibility for that Collateral.

4.6.                            Delivery of Collateral Documents

4.6 (a)                Lender may deliver documents relating to the Collateral to Borrower for correction or completion under a Trust Receipt.

4.6 (b)               If no Event of Default exists, upon delivery by Borrower to Lender of shipping instructions pursuant to the applicable Exhibit B, Lender will deliver the Notes evidencing Pledged Loans together with all related loan documents and pool documents previously received by Lender under the requirements of the applicable Exhibit B, to the designated Investor or Approved Custodian or to another party designated by Borrower and acceptable to Lender in its sole discretion.

4.6 (c)                If an Event of Default exists, Lender may, without liability to Borrower or any other Person, continue to deliver Pledged Loans, together with all related loan documents and pool documents in Lender’s possession, to the applicable Investor or Approved Custodian or to another party acceptable to Lender in its sole discretion.

End of Article 4

5.                                      CONDITIONS PRECEDENT

5.1.                            Initial Advance

Lender’s obligation to make the initial Warehousing Advance is subject to the satisfaction, in the sole discretion of Lender, of the following conditions precedent:

5.1 (a)                Lender must receive the following, all of which must be satisfactory in form and content to Lender, in its sole discretion:

(1)                                  The Warehousing Note and this Agreement duly executed by Borrower.

(2)                                  Borrower’s articles or certificate of incorporation, together with all amendments, as certified by the Secretary of State of Delaware, Borrower’s bylaws, together with all amendments, certified by the corporate secretary or assistant secretary of Borrower, and certificates of good standing dated within 30 days of the date of this Agreement, together with a certification from the Franchise Tax Board or other state tax authority stating that Borrower is in good standing with the Franchise Tax Board or such state tax authority, if applicable.

(3)                                  A resolution of the board of directors of Borrower authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, each Warehousing Advance Request and all other agreements, instruments or documents to be delivered by Borrower under this Agreement.

(4)                                  A certificate as to the incumbency and authenticity of the signatures of the officers of Borrower executing this Agreement and the other Loan Documents.

(5)                                  Assumed Name Certificates dated within 30 days of the date of this Agreement for any assumed name used by Borrower in the conduct of its business.

(6)                                  Fiscal year-end financial statements of Borrower (and, if applicable, Borrower’s Subsidiaries, on a consolidated basis) containing a balance sheet as of March 31, 2003 and related statements of income, cash flows and changes in stockholders’ equity for the period ended on that date, all prepared in accordance with GAAP applied on a basis consistent with prior periods and accompanied by (A) an opinion as to those financial statements prepared by independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said financial statements fairly present the financial condition and results of operations of the Borrower (and, if applicable, Borrower’s Subsidiaries) at the end of, and for, such fiscal year in accordance with GAAP, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default or Event of Default, and (B) any management letters, management reports or other supplementary comments or reports delivered by those accountants to Borrower or its board of directors.

(7)                                  Interim financial statements of Borrower (and, if applicable, Borrower’s Subsidiaries, on a consolidated basis) containing a balance sheet as of March 31, 2004 and a related statement of income for the period ended on that date prepared in accordance with GAAP applied on a basis consistent with Borrower’s most recent audited financial statements.

(8)                                  The Guaranty, on the form prescribed by Lender, duly executed by the Guarantor.

(9)                                  The Guarantor’s articles or certificate of incorporation, together with all amendments, as certified by the Secretary of State of Delaware, bylaws certified by the corporate secretary of the Guarantor and certificates of good standing dated within 30 days of the date of this Agreement.

(10)                            A resolution of the board of directors of the Guarantor, certified as of the date of the Agreement by its corporate secretary, authorizing the execution, delivery and performance of the Guaranty, and all other agreements, instruments or documents to be delivered by the Guarantor under this Agreement.

(11)                            A certificate as to the incumbency and authenticity of the signatures of the officers of the Guarantor executing the Guaranty and all other agreements, instruments or documents to be delivered under this Agreement (Lender being entitled to rely on that certificate until a new incumbency certificate has been furnished to Lender).

(12)                            Financial statements of the Guarantor (and, if applicable, the Guarantor’s Subsidiaries, on a consolidated basis) containing a balance sheet as of March 31, 2004 and related statements of income, cash flows changes in stockholders’ equity for the period ended on that date, all prepared in accordance with GAAP applied on a basis consistent with prior periods and audited by independent certified public accountants of recognized standing acceptable to Lender.

(13)                            A favorable written opinion of counsel to Borrower and the Guarantor (or of separate counsel at the option of Borrower and the Guarantor), addressed to Lender and dated as of the date of this Agreement, covering such matters as Lender may reasonably request.

(14)                            Uniform Commercial Code, tax lien and judgment searches of the appropriate public records for Borrower that do not disclose the existence of any prior Lien on the Collateral other than in favor of Lender or as permitted under this Agreement.

(15)                            Copies of the certificates, documents or other written instruments that evidence Borrower’s eligibility described in Section 9.1, all in form and substance satisfactory to Lender.

(16)                            Copies of Borrower’s errors and omissions insurance policy or mortgage impairment insurance policy, and blanket bond coverage policy, or certificates in lieu of policies, showing compliance by Borrower as of the date of this Agreement with the provisions of Section 7.9.

(17)                            Receipt by Lender of any fees and expenses (including “Transaction Costs and Expenses” as defined in the letter agreement between Borrower and Lender dated September 12, 2003) due on the date of this Agreement.

(18)                            A fully-executed Funding Bank Agreement and evidence that all accounts into which Warehousing Advances will be funded have been established at the Funding Bank.

(19)                            A UCC-1 financing statement or amendments thereto in recordable form covering the Collateral, and evidence that the UCC-1 has been filed in all jurisdictions required by Lender.

(20)                            A power of attorney in form and substance satisfactory to Lender in Lender’s sole discretion.

(21)         A side letter from Guarantor describing those of Guarantor’s present and future businesses for which Borrower intends to provide financing.

(22)         An intercreditor agreement executed by Guarantor.

5.1 (b)               If, as of the date of this Agreement, Borrower has any indebtedness for borrowed money to any of its directors, officers, shareholders or Affiliates (other than Guarantor Debt), which indebtedness has a term of more than 1 year or is in excess of $25,000, the Person to whom Borrower is indebted must have executed a Subordination of Debt Agreement, on the form prescribed by Lender; and Lender must have received an executed copy of that Subordination of Debt Agreement, certified by the corporate secretary of Borrower to be true and complete and in full force and effect as of the date of the Warehousing Advance.

5.1 (c)                Borrower must not have incurred any material liabilities, direct or contingent, other than in the ordinary course of its business, since the Audited Statement Date.

5.2.                            Each Advance

Lender’s obligation to make the initial and each subsequent Warehousing Advance, is subject to the satisfaction, in the sole discretion of Lender, as of the date of each Warehousing Advance, of the following additional conditions precedent:

5.2 (a)                Borrower must have delivered to Lender the Warehousing Advance Request and Collateral Documents required by, and must have satisfied the procedures set forth in, Article 2 and the Exhibits described in that Article.  All items delivered to Lender must be satisfactory to Lender in form and content, and Lender may reject any item that does not satisfy the requirements of this Agreement or of the related Purchase Commitment.

5.2 (b)               Lender must have received evidence satisfactory to it as to the making or continuation of any book entry or the due filing and recording in all appropriate offices of all financing statements and other instruments necessary to perfect the security interest of Lender in the Collateral under the Uniform Commercial Code or other applicable law.

5.2 (c)                The representations and warranties of Borrower contained in Article 6 and Article 9 must be accurate and complete in all material respects as if made on and as of the date of each Warehousing Advance.

5.2 (d)               Borrower must have performed all agreements to be performed by it under this Agreement, and after giving effect to the requested Warehousing Advance, no Default or Event of Default will exist under this Agreement.

5.2 (e)                The Guarantor must have performed all agreements to be performed by the Guarantor under the Guaranty.

Delivery of a Warehousing Advance Request by Borrower will be deemed a representation by Borrower that all conditions set forth in this Section have been satisfied as of the date of the Warehousing Advance.

5.3.                            Force Majeure

Notwithstanding Borrower’s satisfaction of the conditions set forth in this Agreement, Lender has no obligation to make a Warehousing Advance if Lender is prevented from obtaining the funds necessary to make a Warehousing Advance or is otherwise prevented from making a Warehousing Advance as a result of any fire or other casualty, failure of power, strike, lockout or other labor trouble, banking moratorium, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, insurrection, act of terrorism, war or other activity of armed forces, act of God or other similar reason beyond the reasonable control of Lender.  Lender will make the requested Warehousing Advance as soon as reasonably possible following the occurrence of such an event.

End of Article 5

6.                                      GENERAL REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender, as of the date of this Agreement and as of the date of each Warehousing Advance Request and the making of each Warehousing Advance, that:

6.1.                            Place of Business

Borrower’s chief executive office and principal place of business is 2150 W. 18th Street, Suite 300, Houston, Texas 77008.

6.2.                            Organization; Good Standing; Subsidiaries

Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the full legal power and authority to own its property and to carry on its business as currently conducted.  Borrower is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which the transaction of its business makes qualification necessary, except in jurisdictions, if any, where a failure to be in good standing has no material adverse effect on Borrower’s business, operations, assets or financial condition as a whole.  For the purposes of this Agreement, good standing includes qualification for all licenses and payment of all taxes required in the jurisdiction of its incorporation and in each jurisdiction in which Borrower transacts business.  Borrower has no Subsidiaries except as set forth on Exhibit D, which sets forth with respect to each Subsidiary, its name, address, jurisdiction of organization, each state in which it is qualified to do business, and the percentage ownership of its capital stock, membership interests or partnership interests by Borrower.  Each of Borrower’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has the full legal power and authority to own its property and to carry on its business as currently conducted.

6.3.                            Authorization and Enforceability

Borrower has the power and authority to execute, deliver and perform this Agreement, the Warehousing Note and the other Loan Documents to which Borrower is a party and to make the borrowings under this Agreement.  The execution, delivery and performance by Borrower of this Agreement, the Warehousing Note and the other Loan Documents to which Borrower is party and the making of the borrowings under this Agreement and the Warehousing Note, have been duly and validly authorized by all necessary corporate action on the part of Borrower (none of which actions has been modified or rescinded, and all of which actions are in full force and effect) and do not and will not conflict with or violate any provision of law, of any judgments binding upon Borrower, or of the articles of incorporation or by-laws of Borrower, conflict with or result in a breach of, constitute a default or require any consent under or result in or require the acceleration of any indebtedness of Borrower under any agreement, instrument or indenture to which Borrower is a party or by which Borrower or its property may be bound or affected, or result in the creation of any Lien upon any property or assets of Borrower (other than the Lien on the Collateral granted under this Agreement).  This Agreement, the Warehousing Note and the other Loan Documents to which Borrower is a party constitute the legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except that enforceability may be limited by bankruptcy, insolvency or other such laws affecting creditors’ rights and general principles of equity.

6.4.                            Authorization and Enforceability of Guaranty

Each non-individual Guarantor has the power and authority, and each individual Guarantor has the legal capacity, to execute, deliver and perform the Guaranty.  The Guaranty constitutes the legal, valid and binding obligation of each Guarantor, enforceable in accordance with its terms, except that enforceability may be limited by bankruptcy, insolvency or other such laws affecting creditors’ rights and general principles of equity.

6.5.                            Approvals

The execution and delivery of this Agreement, the Warehousing Note and the other Loan Documents and the performance of Borrower’s obligations under this Agreement, the Warehousing Note and the other Loan Documents and the validity and enforceability of this Agreement, the Warehousing Note and the other Loan Documents do not require any license, consent, approval or other action of any state or federal agency or governmental or regulatory authority other than those that have been obtained and remain in full force and effect.

6.6.                            Financial Condition

The balance sheet of Borrower (and, if applicable, Borrower’s Subsidiaries, on a consolidated basis) as of each Statement Date, and the related statements of income, cash flows and changes in stockholders’ equity for the fiscal period ended on each Statement Date, furnished to Lender, fairly present the financial condition of Borrower (and, if applicable, Borrower’s Subsidiaries) as at that Statement Date and the results of its operations for the fiscal period ended on that Statement Date.  Borrower had, on each Statement Date, no known material liabilities, direct or indirect, fixed or contingent, matured or unmatured, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, those financial statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of Borrower except as previously disclosed to Lender in writing.  Those financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved.  Since the Audited Statement Date, there has been no material adverse change in the business, operations, assets or financial condition of Borrower (and, if applicable, Borrower’s Subsidiaries), nor is Borrower aware of any state of facts that (with or without notice or lapse of time or both) would or could result in any such material adverse change.

6.7.                            Litigation

There are no actions, claims, suits or proceedings pending or, to Borrower’s knowledge, threatened or reasonably anticipated against or affecting Borrower or any Subsidiary of Borrower in any court or before any arbitrator or before any government commission, board, bureau or other administrative agency that, if adversely determined, may reasonably be expected to result in a material adverse change in Borrower’s business, operations, assets or financial condition as a whole, or that would affect the validity or enforceability of this Agreement, the Warehousing Note or any other Loan Document.

6.8.                            Compliance with Laws

Neither Borrower nor any Subsidiary of Borrower is in violation of any provision of any law, or of any judgment, award, rule, regulation, order, decree, writ or injunction of any court or public regulatory body or authority that could result in a material adverse change in Borrower’s business, operations, assets or financial condition as a whole or that would affect the validity or enforceability of this Agreement, the Warehousing Note or any other Loan Document.

6.9.                            Regulation U

Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Warehousing Advances made under this Agreement will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

6.10.                     Investment Company Act

Borrower is not an “investment company” or controlled by an “investment company” within the meaning of the Investment Company Act.

6.11.                     Payment of Taxes

Borrower and each of its Subsidiaries has filed or caused to be filed all federal, state and local income, excise, property and other tax returns that are required to be filed with respect to the operations of Borrower and its Subsidiaries, all such returns are true and correct and Borrower and each of its Subsidiaries has paid or caused to be paid all taxes shown on those returns or on any assessment, to the extent that those taxes have become due, including all FICA payments and withholding taxes, if appropriate.  The amounts reserved as a liability for income and other taxes payable in the financial statements described in Section 6.6 are sufficient for payment of all unpaid federal, state and local income, excise, property and other taxes, whether or not disputed, of Borrower and its Subsidiaries accrued for or applicable to the period and on the dates of those financial statements and all years and periods prior to those financial statements and for which Borrower and its Subsidiaries may be liable in their own right or as transferee of the assets of, or as successor to, any other Person.  No tax Liens have been filed and no material claims are being asserted against Borrower, any Subsidiary of Borrower or any property of Borrower or any Subsidiary of Borrower with respect to any taxes, fees or charges.

6.12.                     Agreements

Neither Borrower nor any Subsidiary of Borrower is a party to any agreement, instrument or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition, except as disclosed in the financial statements described in Section 6.6.  Neither Borrower nor any Subsidiary of Borrower is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument or indenture which default could result in a material adverse change in Borrower’s business, operations, properties or financial condition as a whole.  No holder of any indebtedness of Borrower or of any of its Subsidiaries has given notice of any asserted default under that indebtedness, and no liquidation or dissolution of Borrower or of any of its Subsidiaries and no receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to Borrower or of any of its Subsidiaries or any of its or their properties is pending or, to the knowledge of Borrower, threatened.

6.13.                     Title to Properties

Borrower and each Subsidiary of Borrower has good, valid, insurable and (in the case of real property) marketable title to all of its properties and assets (whether real or personal, tangible or intangible) reflected on the financial statements described in Section 6.6, except for those properties and assets that Borrower has disposed of since the date of those financial statements either in the ordinary course of business or because they were no longer used or useful in the conduct of Borrower’s or the Subsidiary’s business.  All of Borrower’s properties and assets are free and clear of all Liens except as disclosed in Borrower’s financial statements.

6.14.                     ERISA

Each Plan is in compliance with all applicable requirements of ERISA and the Internal Revenue Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Internal Revenue Code setting forth those requirements, except where any failure to comply would not result in a material loss to Borrower or any ERISA Affiliate.  All of the minimum funding standards or other contribution obligations applicable to each Plan have been satisfied.  No Plan is a defined-benefit pension plan subject to Title IV of ERISA, and there is no Multiemployer Plan.

6.15.                     No Retiree Benefits

Except as required under Section 4980B of the Internal Revenue Code, Section 601 of ERISA or applicable state law, neither Borrower nor, if applicable, any Subsidiary is obligated to provide post-retirement medical or insurance benefits with respect to employees or former employees.

6.16.                     Assumed Names

Borrower does not originate Loans or otherwise conduct business under any names other than its legal name and the assumed names set forth on Exhibit G.  Borrower has made all filings and taken all other action as may be required under the laws of any jurisdiction in which it originates Loans or otherwise conducts business under any assumed name.  Borrower’s use of the assumed names set forth on Exhibit G does not conflict with any other Person’s legal rights to any such name, nor otherwise give rise to any liability by Borrower to any other Person.  Borrower may amend Exhibit G to add or delete any assumed names used by Borrower to conduct business.  An amendment to Exhibit G to add an assumed name is not effective until Borrower has delivered to Lender an assumed name certificate in the jurisdictions in which the assumed name is to be used, which must be satisfactory in form and content to Lender in its sole discretion.  In connection with any amendment to delete a name from Exhibit G, Borrower represents and warrants that it has ceased using that assumed name in all jurisdictions.

6.17.                     Servicing

Exhibit C is a true and complete list of Borrower’s Servicing Portfolio.  All of Borrower’s Servicing Contracts are in full force and effect, and are unencumbered by Liens other than Liens disclosed in Exhibit C.  No default or event that, with notice or lapse of time or both, would become a default, exists under any of Borrower’s Servicing Contracts.

End of Article 6

7.                                      AFFIRMATIVE COVENANTS

As long as the Warehousing Commitment is outstanding or there remain any Obligations to be paid or performed under this Agreement or under any other Loan Document, Borrower must:

7.1.                            Payment of Obligations

Punctually pay or cause to be paid all Obligations, including the Obligations payable under this Agreement and under the Warehousing Note, in accordance with their terms.

7.2.                            Financial Statements

Deliver or make electronically available to Lender:

7.2 (a)                As soon as available and in any event within 45 days after the end of each month, including the last month of Borrower’s fiscal year, an interim statement of income of Borrower (and, if applicable, Borrower’s Subsidiaries, on a consolidated basis) for the immediately preceding month and for the period from the beginning of the fiscal year to the end of that month, and the related balance sheet as at the end of the immediately preceding month, all in reasonable detail, subject, however, to year-end audit adjustments.

7.2 (b)               As soon as available and in any event within 90 days after the end of each fiscal year of Borrower, fiscal year-end statements of income, cash flows and changes in stockholders’ equity of Borrower (and, if applicable, Borrower’s Subsidiaries, on a consolidated basis) for that year, and the related balance sheet as of the end of that year (setting forth in comparative form the corresponding figures for the preceding fiscal year), all in reasonable detail and accompanied by (1) an opinion as to those financial statements prepared by independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said financial statements fairly present the financial condition and results of operations of the Borrower (and, if applicable, Borrower’s Subsidiaries) at the end of, and for, such fiscal year in accordance with GAAP, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default or Event of Default, and (2) any management letters, management reports or other supplementary comments or reports delivered by those accountants to Borrower or its board of directors.

7.2 (c)                Together with each delivery of financial statements required by this Section, a Compliance Certificate substantially in the form of Exhibit E.

7.2 (d)               As soon as available and in any event within 45 days after the end of each Calendar Quarter, excluding the last Calendar Quarter of Guarantor’s fiscal year, an interim statement of income of Guarantor (and, if applicable, Guarantor’s Subsidiaries, on a consolidated basis) for the immediately preceding Calendar Quarter and for the period from the beginning of the fiscal year to the end of that Calendar Quarter, and the related balance sheet as at the end of the immediately preceding Calendar Quarter, all in reasonable detail, subject, however, to year-end audit adjustments.

7.2 (e)                As soon as available and in any event within 90 days after the end of each fiscal year of Guarantor, fiscal year-end statements of income, cash flows and changes in stockholders’ equity of Guarantor (and, if applicable, Guarantor’s Subsidiaries, on a consolidated basis) for that year, and the related balance sheet as of the end of that year (setting forth in comparative form the corresponding figures for the preceding fiscal year), all in reasonable detail and accompanied by (1) an opinion as to those financial statements prepared by independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said financial statements fairly present the financial condition and results of operations of the Borrower (and, if applicable, Borrower’s Subsidiaries) at the end of, and for, such fiscal year in accordance with GAAP, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default or Event of Default, and (2) any management letters, management reports or other supplementary comments or reports delivered by those accountants to Guarantor or its board of directors.

7.2 (f)                  Copies of all regular or periodic financial and other reports that Borrower or Guarantor files with the Securities and Exchange Commission or any successor governmental agency or other entity.

7.3.                            Other Borrower Reports

Deliver to Lender:

7.3 (a)     If Borrower has a Servicing Portfolio, then as soon as available and in any event within 30 days after the end of each month, a consolidated report (“Servicing Portfolio Report”) as of the end of the month, as to all Loans the servicing rights to which are owned by Borrower (specified by investor type, recourse and non-recourse) regardless of whether the Loans are Pledged Loans.  The Servicing Portfolio Report must indicate the total outstanding principal balance of all Loans serviced by Borrower, and the following information stated as a total dollar amount and as a percentage of the outstanding principal balance of all Loans serviced:  Loans that (1) are current and in good standing, (2) are more than 30, 60 or 90 days past due, (3) are the subject of pending bankruptcy or repossession or foreclosure proceedings or (4) have been converted (through repossession, foreclosure or other proceedings in lieu of foreclosure) into real or personal property owned by Borrower.

7.3 (b)               As soon as available and in any event within 30 days after the end of each month, a consolidated loan production report as of the end of that month, presenting the total dollar volume and the number of Loans originated and closed or purchased during that month and for the fiscal year-to-date, specified by property type and loan type.

7.3 (c)                Other reports in respect of Pledged Loans, including copies of purchase confirmations issued by Investors purchasing Pledged Loans from Borrower, in such detail and at such times as Lender in its discretion may reasonably request.

7.3 (d)               With reasonable promptness, all further information regarding the business, operations, properties or financial condition of Borrower as Lender may reasonably request, including copies of any audits completed by HUD, Ginnie Mae, Fannie Mae or Freddie Mac.

7.4.                            Maintenance of Existence; Conduct of Business

Preserve and maintain its corporate existence in good standing and all of its rights, privileges, licenses and franchises necessary or desirable in the normal conduct of its business, including its eligibility as lender, seller/servicer and issuer described under Section 9.1; conduct its business in an orderly and efficient manner; maintain a net worth of acceptable assets as required for maintaining Borrower’s eligibility as lender, seller/servicer and issuer described under Section 9.1; and make no material change in the nature or character of its business or engage to any substantial extent in any business in which it was not engaged on the date of this Agreement except for providing financing for those of Guarantor’s present and future businesses that Borrower disclosed in writing to Lender as of the Closing Date.

7.5.                            Compliance with Applicable Laws

Comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, a breach of which could result in a material adverse change in Borrower’s business, operations, assets, or financial condition as a whole or on the enforceability of this Agreement, the Warehousing Note, any other Loan Document or any Collateral, except where contested in good faith and by appropriate proceedings.

7.6.                            Inspection of Properties and Books; Operational Reviews

Permit Lender or any Participant (and their authorized representatives) to discuss the business, operations, assets and financial condition of Borrower and its Subsidiaries with Borrower’s officers, agents and employees, and to examine and make copies or extracts of Borrower’s and its Subsidiaries’ books of account, all at such reasonable times as Lender or any Participant may request after telephonic, facsimile or e-mail notice from Lender to Borrower.  Provide its accountants with a copy of this Agreement promptly after its execution and authorize and instruct them to answer candidly all questions that the officers of Lender or any Participant or any authorized representatives of Lender or any Participant may address to them in reference to the financial condition or affairs of Borrower and its Subsidiaries.  Borrower may have its representatives in attendance at any meetings held between the officers or other representatives of Lender or any Participant and Borrower’s accountants under this authorization.  Permit Lender or any Participant (and their authorized representatives) access to Borrower’s premises and records for the purpose of conducting a review of Borrower’s general mortgage business methods, policies and procedures, auditing its loan files and reviewing the financial and operational aspects of Borrower’s business.  Unless an Event of Default exist, all such audits, reviews and inspections will be at Lender’s expense.

7.7.                            Notice

Give prompt Notice to Lender of (a) any action, suit or proceeding instituted by or against Borrower or any of its Subsidiaries in any federal or state court or before any commission or other regulatory body (federal, state or local, domestic or foreign), which action, suit or proceeding has at issue in excess of $250,000, or any such proceedings threatened against Borrower or any of its Subsidiaries in a writing containing the details of that action, suit or proceeding; (b) the filing, recording or assessment of any federal, state or local tax Lien against Borrower, or any of its assets or any of its Subsidiaries; (c) an Event of Default (unless Lender has provided Borrower with Notice thereof); (d) a Default that continues for more than 4 days (unless Lender has provided Borrower with Notice thereof); (e) the suspension, revocation or termination of Borrower’s eligibility, in any respect, as lender, seller/servicer or issuer as described under Section 9.1 or the suspension, revocation or termination of any license required in order for Borrower to engage in the businesses of originating, acquiring and, if applicable, servicing Loans; (f) the transfer, loss, nonrenewal or termination of any Servicing Contracts to which Borrower is a party, or which is held for the benefit of Borrower, and the reason for that transfer, loss, nonrenewal or termination; (g) any Prohibited Transaction with respect to any Plan, specifying the nature of the Prohibited Transaction and what action Borrower proposes to take with respect to it; and (h) any other action, event or condition of any nature that could reasonably lead to or result in a material adverse change in the business, operations, assets or financial condition of Borrower or any of its Subsidiaries.

7.8.                            Payment of Debt, Taxes and Other Obligations

Pay, perform and discharge, or cause to be paid, performed and discharged, all of the obligations and indebtedness of Borrower and its Subsidiaries, all taxes, assessments and governmental charges or levies imposed upon Borrower or its Subsidiaries or upon their respective income, receipts or properties before those taxes, assessments and governmental charges or levies become past due, and all lawful claims for labor, materials and supplies or otherwise that, if unpaid, could become a Lien or charge upon any of their respective properties or assets.  Borrower and its Subsidiaries are not required to pay, however, any taxes, assessments and governmental charges or levies or claims for labor, materials or supplies for which Borrower or its Subsidiaries have obtained an adequate bond or insurance or that are being contested in good faith and by proper proceedings that are being reasonably and diligently pursued and for which proper reserves have been created.

7.9.                            Insurance

Maintain blanket bond coverage and errors and omissions insurance or mortgage impairment insurance with such companies and in such amounts as satisfy prevailing requirements applicable to a lender, seller/servicer and issuer described under Section 9.1, and liability insurance and fire and other hazard insurance on its properties, in each case with responsible insurance companies having a rating of at least A+ or better in the current Best’s Key Rating Guide, in such amounts and against such risks as is customarily carried by similar businesses operating in the same location.  Within 30 days after Notice from Lender, obtain such additional insurance as Lender may reasonably require, all at the sole expense of Borrower.  Copies of such policies must be furnished to Lender without charge upon request of Lender.

7.10.                     Subordination of Certain Indebtedness

Cause any indebtedness of Borrower for borrowed money to any shareholder, director, officer or Affiliate of Borrower (other than Guarantor Debt), which indebtedness has a term of more than 1 year or is in excess of $150,000, to be subordinated to the Obligations by the execution and delivery to Lender of a Subordination of Debt Agreement, on the form prescribed by Lender, certified by the corporate secretary of Borrower to be true and complete and in full force and effect.  Lender agrees that inter-company payables owed by Borrower to its Affiliates relating to shared services provided to Borrower are not indebtedness of Borrower subject to this Section 7.10 so long as those inter-company payables are reconciled at least quarterly.

7.11.                     Other Loan Obligations

Perform all material obligations under the terms of each loan agreement, note, mortgage, security agreement or debt instrument by which Borrower is bound or to which any of its property is subject, and promptly notify Lender in writing of a declared default under or the termination, cancellation, reduction or nonrenewal of any of its other lines of credit or agreements with any other lender.  Exhibit F is a true and complete list of all such lines of credit or agreements as of the date of this Agreement.  Borrower must give Lender at least 30 days Notice before entering into any additional lines of credit or agreements.

7.12.                     ERISA

Maintain (and, if applicable, cause each ERISA Affiliate to maintain) each Plan in compliance with all material applicable requirements of ERISA and of the Internal Revenue Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Internal Revenue Code, and not (and, if applicable, not permit any ERISA Affiliate to) (a) engage in any transaction in connection with which Borrower or any ERISA Affiliate would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code, in either case in an amount exceeding $25,000 or (b) fail to make full payment when due of all amounts that, under the provisions of any Plan, Borrower or any ERISA Affiliate is required to pay as contributions to that Plan, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code), whether or not waived, with respect to any Plan in an aggregate amount exceeding $25,000.

7.13.                     Use of Proceeds of Warehousing Advances

Use the proceeds of each Warehousing Advance solely for the purpose of funding Eligible Loans, Exception Loans, and Seasoned Loans and against the pledge of those Eligible Loans, Exception Loans, and Seasoned Loans as Collateral.

End of Article 7

8.                                      NEGATIVE COVENANTS

As long as the Warehousing Commitment is outstanding or there remain any Obligations to be paid or performed, Borrower must not, either directly or indirectly, without the prior written consent of Lender:

8.1.                            Contingent Liabilities

Assume, guarantee, endorse or otherwise become contingently liable for the obligation of any Person except by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, and except for obligations arising in connection with the sale of Loans with recourse in the ordinary course of Borrower’s business.

8.2.                            Pledge of Servicing Contracts

Pledge or grant a security interest in any existing or future Servicing Contracts of Borrower if such Servicing Contracts include Pledged Loans other than to Lender, or omit to take any action (other than allowing a Servicing Contract to expire at the end of its term) required to keep all of Borrower’s Servicing Contracts in full force and effect.  Notwithstanding the foregoing, Borrower may terminate a Servicing Contract if Borrower is not in default under that Servicing Contract and the Servicing Contract by its terms gives Borrower the right to an early termination.

8.3.                            Restrictions on Fundamental Changes

8.3 (a)                Consolidate, merge or enter into any analogous reorganization or transaction with any Person without Lender’s prior written consent.

8.3 (b)               Amend or otherwise modify Borrower’s articles of incorporation or by-laws.

8.3 (c)                Liquidate, wind up or dissolve (or suffer any liquidation or dissolution).

8.3 (d)               Cease actively to engage in the business of originating or acquiring Loans or make any other material change in the nature or scope of its business, or engage to any substantial extent in any line or lines of business activity other than the businesses in which Borrower engages as of the date of this Agreement and supporting Guarantor’s present and future businesses as disclosed in writing to Lender as of the Closing Date.

8.3 (e)                Sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or a series of transactions) all or any substantial part of Borrower’s business or assets, whether now owned or acquired after the Closing Date, other than, in the ordinary course of business and to the extent not otherwise prohibited by this Agreement, sales of (1) Loans and (2) Servicing Contracts.

8.3 (f)                  Acquire by purchase or in any other transaction all or substantially all of the business or property of, or stock or other ownership interests of, any Person, other than as permitted by Section 8.4.

8.3 (g)               Permit any Subsidiary of Borrower to do or take any of the foregoing actions.

8.4.                            Subsidiaries

Form or acquire, or permit any Subsidiary of Borrower to form or acquire, any Person that would thereby become a Subsidiary, other than Subsidiaries that are special purpose entities created in connection with financing arrangements.

8.5.                            Deferral of Subordinated Debt

Pay any Subordinated Debt of Borrower or Guarantor Debt if such payment would create a Default or Event of Default or, after a Default or Event of Default under this Agreement has occurred, make any payment of any kind on any Subordinated Debt of Borrower or Guarantor Debt until all of the Obligations have been paid and performed in full and any applicable preference period has expired.

8.6.                            Loss of Eligibility

Take any action that would cause Borrower to lose all or any part of its status as an eligible lender, seller/servicer or issuer as described under Section 9.1.

8.7.                            Accounting Changes

Make, or permit any Subsidiary of Borrower to make, any significant change in accounting treatment or reporting practices, except as required by GAAP or as otherwise required by law, or change its fiscal year or the fiscal year of any Subsidiary of Borrower.

8.8.                            Leverage Ratio

Permit Borrower’s Leverage Ratio at any time to exceed 12 to 1.

8.9.                            Minimum Tangible Net Worth

Permit Borrower’s Tangible Net Worth at any time to be less than $7,500,000.

8.10.                     Delinquent Loans

Permit Loans on which any scheduled payment is 60 days past due at the end of any month, regardless of whether any applicable grace period has expired, to exceed 15% of the aggregate unpaid principal balance of Borrower’s Servicing Portfolio.

8.11.                     Minimum Liquid Assets

Permit Borrower’s Liquid Assets at any time to be less than $1,000,000.

8.12.                     Distributions to Shareholders

Declare or pay any dividends or otherwise declare or make any distribution if such payment or distribution creates a Default or Event of Default or, after an Event of Default, declare or pay any dividends or otherwise declare or make any distribution to Borrower’s shareholders (including any purchase or redemption of stock).

8.13.                     Transactions with Affiliates

Directly or indirectly (a) make any loan, advance, extension of credit or capital contribution to any of Borrower’s Affiliates other than in connection with (i) shared services arrangements among Borrower and its Affiliates so long as related inter-company payables are reconciled at least quarterly, (ii) dealer incentive plans entered into by Borrower and its Affiliates, (iii) inter-company indebtedness not to exceed $150,000 in the aggregate, and (iv) in the case of capital contributions, capital contributions deemed made upon transfer of Loans to a special purpose Subsidiary of Borrower in connection with financing arrangements, (b) sell, transfer, pledge or assign any of its assets to or on behalf of those Affiliates other than in connection with (i) transferring Loans that are not Pledged Loans to Borrower’s subsidiary, HomeOne Funding I, in connection with that certain Master Loan and Security Agreement between HomeOne Funding I and Greenwich Capital Financial Products, Inc. dated as of December 30, 2003, as from time to time amended, and (ii) transferring Loans to a special purpose Subsidiary of Borrower in connection with financing arrangements, (c) merge or consolidate with or purchase or acquire assets from those Affiliates, or (d) pay management fees to or on behalf of those Affiliates (except for continuing to pay the management fees that Borrower pays to Guarantor as of the Closing Date).

8.14.                     Recourse Servicing Contracts

Acquire or enter into Servicing Contracts (other than that certain Master Loan and Servicing Agreement between HomeOne Funding I and Greenwich Capital Financial Products, Inc. dated as of December 30, 2003, as from time to time amended) under which Borrower must repurchase or indemnify the holder of Loans originated by a Person other than Borrower or its Affiliates as a result of defaults on those Loans at any time during the term of those Loans.

8.15.                     Home Center Loan Servicing Incentive Plan

Modify the Home Center Loan Servicing Incentive Plan in any material respect.

End of Article 8

9.             SPECIAL REPRESENTATIONS, WARRANTIES AND COVENANTS CONCERNING COLLATERAL

9.1.         Special Representations and Warranties Concerning Eligibility as Seller/Servicer of Loans

Borrower represents and warrants to Lender, as of the date of this Agreement and as of the date of each Warehousing Advance Request and the making of each Warehousing Advance, that Borrower is approved and qualified and in good standing as a lender, seller/servicer or issuer, as set forth below, and meets all requirements applicable to its status as:

9.1 (a)     A HUD-approved mortgagee, eligible to originate, purchase, hold, sell and service FHA fully insured Loans.

9.2.         Special Representations and Warranties Concerning Warehousing Collateral

Borrower represents and warrants to Lender, as of the date of this Agreement and as of the date of each Warehousing Advance Request and the making of each Warehousing Advance, that:

9.2 (a)     Borrower has not selected the Collateral in a manner so as to affect adversely Lender’s interests.

9.2 (b)     Borrower is the legal and equitable owner and holder, free and clear of all Liens (other than Liens granted under this Agreement), of the Pledged Loans.  All Pledged Loans and related Purchase Commitments have been duly authorized and validly issued to Borrower, and all of the foregoing items of Collateral comply with all of the requirements of this Agreement, and have been and will continue to be validly pledged or assigned to Lender, subject to no other Liens.

9.2 (c)     Borrower has, and will continue to have, the full right, power and authority to pledge the Collateral pledged and to be pledged by it under this Agreement.

9.2 (d)     Each Pledged Loan and each related document included in the Pledged Loans (1) has been duly executed and delivered by the parties to that Loan and that related document, (2) has been made in compliance with all applicable laws, rules and regulations (including all laws, rules and regulations relating to usury), (3) is and will continue to be a legal, valid and binding obligation, enforceable in accordance with its terms, without setoff, counterclaim or defense in favor of the obligor under that Loan or any other obligor on the Note and (4) has not been modified, amended or any requirements of which waived, except in a writing that is part of the Collateral Documents.

9.2 (e)     The Manufactured Home (and for Land/Home Loans, the real property) securing each Pledged Loan is located in one of the states of the United States or the District of Columbia.

9.2 (f)      The Note for each Pledged Loan is (1) payable or endorsed to the order of Borrower, (2) an “instrument” (with respect to Land/Home Loans) or “chattel paper” (with respect to RICs and Home-Only Loans) within the meaning of Article 9 of the Uniform Commercial Code of all applicable jurisdictions and (3) is denominated and payable in United States dollars.

9.2 (g)     No scheduled payment on a Pledged Loan is 60 days past due at the end of any month, regardless of whether any applicable grace period has expired, and no other default has existed for 60 days or more under any Loan included in the Pledged Loans.

9.2 (h)     No party to a Pledged Loan or any related document is in violation of any applicable law, rule or regulation that would impair the collectibility of the Pledged Loan or the performance by the borrower or any other obligor of its obligations under the Note or any related document.

9.2 (i)      The Manufactured Home, and, with respect to Land/Home Loans, the real property and improvements securing repayment of each Pledged Loan, are covered by fire and casualty policies, and (1) name and will continue to name Borrower and its successors and assigns as the insured under a standard mortgagee clause, (2) are and will continue to be in full force and effect and (3) afford and will continue to afford insurance against fire and such other risks as are usually insured against in the broad form of extended coverage insurance generally available.

9.2 (j)      The Manufactured Home, and, with respect to Land/Home Loans, the real property and improvements securing each Pledged Loan are and will continue to be covered by special flood insurance under the National Flood Insurance Program if located in a special flood hazard area designated as such by the Director of the Federal Emergency Management Agency.

9.2 (k)     Each Pledged Loan against which a Warehousing Advance is made on the basis of a Purchase Commitment meets all of the requirements of that Purchase Commitment.

9.2 (l)      The original assignments of Mortgage delivered to Lender for each Land/Home Loan are in recordable form and comply with all applicable laws and regulations governing the filing and recording of such documents.

9.2 (m)    No Pledged Loan is a High Cost Loan.

9.2 (n)     None of the obligors, guarantors or other obligors of any Pledged Loan is a Person named in any Restriction List and to whom the provision of financial services is prohibited or otherwise restricted by applicable law.

9.2 (o)     The full payment has been advanced to the obligor in the face amount of the Note, by payment directly to the obligor or by payment made on request or approval of the obligor, or, in the case of a RIC, in the form of goods and services described in the RIC, and the Loan is fully closed.

9.2 (p)     Each Pledged Loan meets the applicable requirements set out in this Agreement, including Exhibit H.

9.2 (q)     Each Pledged Loan has only one original Note.

9.2 (r)      The Manufactured Home, and, with respect to Land/Home Loans, the real property securing each Pledged Loan is free of damage and waste, and is good condition.  There is no proceeding pending for the partial or total condemnation of the Manufactured Home or, with respect to Land/Home Loans, the underlying real property.  Neither the Manufactured Home nor any improvements violate any applicable zoning law or regulation.

9.2 (s)     All inspections, licenses and certificates required to be made or issued with respect to the real property or Manufactured Home and its use and occupancy, including certificates of occupancy and fire underwriting certificates, have been made or obtained, as applicable, from the appropriate authorities and the Manufactured Home is lawfully occupied under applicable law.

9.2 (t)      No Pledged Loan is subject to any litigation or governmental proceeding that alleges any violation of local, state or federal law in connection with the origination or servicing of that Pledged Loan and no third party claims have been asserted with respect to the Pledged Loan that, if true, would be a breach of any representation or warranty in this Agreement.

9.2 (u)     Each Pledged Loan has been serviced in accordance with the terms of the Note and Mortgage in all material respects, including the application of the obligors’ payments.

9.2 (v)     No Note bears a stamp or endorsement indicating that the Note has been pledged or assigned to another party.

9.2 (w)    Each Seasoned Loan for which a Warehousing Advance request is made after 30 days from the Closing Date is an Eligible Loan.

9.2 (x)      There has been no amendment, modification, extension, waiver, or forbearance of any of the payment terms or payment dates on any Pledged Loan that has not been disclosed to and approved by Lender.

9.2 (y)     No Pledged Loan is a Land-in-Lieu Loan.

9.2 (z)      Each Manufactured Home securing a Pledged Loan was sold to the Obligor by a Guarantor-Owned Retailer or by a Pinnacle Retailer.

9.3.         Special Representations and Warranties Concerning RICs

Borrower represents and warrants to Lender, as of the date of this Agreement and as of the date of each Warehousing Advance Request and the making of each Warehousing Advance, that with respect to Pledged Loans:

9.3 (a)     Each RIC was originated by a Guarantor-Owned Retailer or by a Pinnacle Retailer and was subsequently assigned to Borrower.

9.3 (b)     Each RIC creates a properly perfected and valid first Lien on the related Manufactured Home that will have priority over any other Lien on the Manufactured Home.

9.3 (c)     Except for RICs originated by a Guarantor-Owned Retailer, each RIC was originated in compliance with a Retailer Agreement.

9.3 (d)     The representations and warranties of the Retailer in the Retailer Agreement are true and correct.

9.3 (e)     Each RIC was originated in the regular course of the Retailer’s business.

9.3 (f)      If the Manufactured Home is located in a state in which notation of a security interest on the title document is required or permitted to perfect a security interest in a Manufactured Home, the title document shows, or if a new or replacement title document with respect to such Manufactured Home is being applied for, such title document when issued will show, Borrower as the holder of a first priority perfected security interest in such Manufactured Home.  Borrower’s application for title and lien notation has been or will be received in the appropriate state filing office prior to the expiration of the automatic perfection period under applicable law, and the contents of Borrower’s application for title and lien notations comply with all applicable requirements.  If the Manufactured Home is located in a state in which the filing of a financing statement under the Uniform Commercial Code is required to perfect a security interest in a Manufactured Home, such filings or recordings have been duly made and show Borrower as the secured party.

9.3 (g)     The Manufactured Home has been delivered and set up according to the manufacturer’s instructions and all applicable state and local codes.

9.3 (h)     The Manufactured Home is not considered or classified as part of the real property on which it is located under the laws of the jurisdiction in which it is located.

9.3 (i)      No RIC is secured in whole or in part by real estate, and no Manufactured Home securing any RIC is considered real estate or a fixture under applicable law.

9.4.         Special Representations and Warranties Concerning Home-Only Loans

Borrower represents and warrants to Lender, as of the date of this Agreement and as of the date of each Warehousing Advance Request and the making of each Warehousing Advance, that:

9.4 (a)     No Pledged Loan is a Home-Only Loan.

9.5.         Special Representations and Warranties Concerning Land/Home Loans

Borrower represents and warrants to Lender, as of the date of this Agreement and as of the date of each Warehousing Advance Request and the making of each Warehousing Advance, that with respect to Pledged Loans:

9.5 (a)     Each Land/Home Loan was originated by Borrower.

9.5 (b)     Each Land/Home Loan will create a properly perfected and valid first Lien on that Manufactured Home that will have priority over any other Lien on the Manufactured Home, whether or not arising under applicable real property law.

9.5 (c)     Each Land/Home Loan is secured by a First Mortgage on the real property and other improvements (including the Manufactured Home) described in or covered by that Mortgage.

9.5 (d)     Each Mortgage describes the Manufactured Home by make, model and serial number.

9.5 (e)     If the Manufactured Home is located in a state in which notation of a security interest on the title document is required or permitted to perfect such security interest, the title document shows, or if a new or replacement title document with respect to such Manufactured Home is being applied for such title document when issued will show, Borrower as the holder of a first priority security interest in such Manufactured Home.  Borrower’s application for title and lien notation has been or will be received in the appropriate state filing office prior to the expiration of the automatic perfection period under applicable law, and the contents of Borrower’s application for title and lien notations comply with all applicable requirements. Alternatively, if the Manufactured Home is located in a state that is a Title Surrender State, the title to each Manufactured Home securing a Land/Home Loan has been surrendered and the Manufactured Home is legally classified as real property under that statute.

9.5 (f)      If the Manufactured Home is located in a state in which the filing of a financing statement under the Uniform Commercial Code is required to perfect a security interest in manufactured housing, such filings or recordings have been duly made and show Borrower as the secured party.

9.5 (g)     Each Land/Home Loan has or will have a title insurance policy, in ALTA form or equivalent, together with an ALTA 7 endorsement, from a recognized title insurance company, insuring the priority of the Lien of the Mortgage and meeting the usual requirements of Investors purchasing those Loans.

9.5 (h)     Each Land/Home Loan has been evaluated or appraised in accordance with Title XI of FIRREA.

9.5 (i)      Each Manufactured Home has been delivered and set up on and Permanently Affixed to the underlying real property in accordance with the manufacturer’s instructions and all applicable state and local codes.

9.5 (j)      For each Land/Home Loan, the obligor’s promise to pay is contained in a promissory note and not a RIC.

9.6.         Special Affirmative Covenants Concerning Warehousing Collateral

As long as the Warehousing Commitment is outstanding or there remain any Obligations to be paid or performed under this Agreement or under any other Loan Document, Borrower must:

9.6 (a)     Warrant and defend the right, title and interest of Lender in and to the Collateral against the claims and demands of all Persons.

9.6 (b)     Service or cause to be serviced all Pledged Loans in accordance with the standard requirements of the issuers of Purchase Commitments covering them and all applicable HUD, Fannie Mae and Freddie Mac requirements, including taking all actions necessary to enforce the obligations of the obligors under such Loans. Hold all escrow funds collected in respect of Pledged Loans in trust, without commingling the same with non-custodial funds, and apply them for the purposes for which those funds were collected.

9.6 (c)     Execute and deliver to Lender, with respect to the Collateral, those further instruments of sale, pledge, assignment or transfer, and those powers of attorney, as required by Lender, in form and substance satisfactory to Lender, and do and perform all matters and things necessary or desirable to be done or observed, for the purpose of effectively creating, maintaining and preserving the security and benefits intended to be afforded Lender under this Agreement.

9.6 (d)     Notify Lender within 2 Business Days of any default under, or of the termination of, any Purchase Commitment relating to any Pledged Loan.

9.6 (e)     Promptly comply in all material respects with the terms and conditions of all Purchase Commitments, and all extensions, renewals and modifications or substitutions of or to all Purchase Commitments.  Deliver or cause to be delivered to the Investor the Pledged Loans to be sold under each Purchase Commitment not later than 3 Business Days prior to the mandatory delivery date of the Pledged Loans under the Purchase Commitment.

9.6 (f)      Prior to the origination by Borrower of any Pledged Loans for sale to Fannie Mae, enter into an agreement among Borrower, Lender and Fannie Mae, pursuant to which Fannie Mae agrees to send all cash proceeds of Pledged Loans sold by Borrower to Fannie Mae to the Cash Collateral Account.

9.6 (g)     Prior to the origination by Borrower of any Loan to be registered on the MERS system, obtain the approval of Lender and enter into an Electronic Tracking Agreement.

9.6 (h)     Compare the names of every obligor, guarantor and other obligor of every Pledged Loan, together with appropriate identifying information concerning those Persons obtained by Borrower, against every Restriction List, and make certain that none of the obligors, guarantors or other obligors of any Pledged Loan is a Person named in any Restriction List and to whom the provision of financial services is prohibited or otherwise restricted by applicable law.

9.7.         Special Negative Covenants Concerning Warehousing Collateral

As long as the Warehousing Commitment is outstanding or there remain any Obligations to be paid or performed, Borrower must not, either directly or indirectly, without the prior written consent of Lender:

9.7 (a)     Amend or modify, or waive any of the terms and conditions of, or settle or compromise any claim in respect of, any Pledged Loans.

9.7 (b)     Sell, transfer or assign, or grant any option with respect to, or pledge (except under this Agreement and, with respect to each Pledged Loan, the related Purchase Commitment) any of the Collateral or any interest in any of the Collateral.

9.7 (c)     Make any compromise, adjustment or settlement in respect of any of the Collateral or accept other than cash in payment or liquidation of the Collateral.

End of Article 9

10.          DEFAULTS; REMEDIES

10.1.       Events of Default

The occurrence of any of the following is an event of default (“Event of Default”):

10.1 (a)  Borrower fails to pay the principal of any Warehousing Advance when due, whether at stated maturity, by acceleration, or otherwise; or fails to pay any installment of interest on any Warehousing Advance not later than 9 days after receipt by Borrower of the related invoice from Lender; or fails to pay, within any applicable grace period, any other amount due under this Agreement or any other Obligation of Borrower to Lender.

10.1 (b)  Borrower or any of its Subsidiaries or any Guarantor fails to pay, or defaults in the payment of any principal or interest on, any other indebtedness or any contingent obligation (in the case of Borrower or any Subsidiary, which indebtedness or contingent obligation is in excess of $500,000 and in the case of Guarantor, which indebtedness or contingent obligation is in excess of $2,000,000) within any applicable grace period; breaches or defaults with respect to any other material term of any other indebtedness or of any loan agreement, mortgage, indenture or other agreement relating to that indebtedness, if the effect of that breach or default is to cause, or to permit the holder or holders of that indebtedness (or a trustee on behalf of such holder or holders) to cause, indebtedness in the aggregate amount of $500,000 or more (in the case of Borrower or its Subsidiaries) or $2,000,000 or more (in the case of Guarantor) to become or be declared due before its stated maturity (upon the giving or receiving of notice, lapse of time, both, or otherwise).

10.1 (c)  Borrower fails to perform or comply with any term or condition applicable to it contained in Sections 7.4 or 7.13, or in any Section of Article 8.

10.1 (d)  Any representation or warranty made or deemed made by Borrower under this Agreement, in any other Loan Document or in any written statement or certificate at any time given by Borrower, other than the representations and warranties set forth in Article 9 with respect to specific Pledged Loans, is inaccurate or incomplete in any material respect on the date as of which it is made or deemed made.

10.1 (e)  Borrower defaults in the performance of or compliance with any term contained in this Agreement or any other Loan Document other than those referred to in Sections 10.1 (a), 10.1 (c) or 10.1 (d) and such default has not been remedied or waived within 30 days after the earliest of (1) receipt by Borrower of Notice from Lender of that default, (2) receipt by Lender of Notice from Borrower of that default or (3) the date Borrower should have notified Lender of that default under Section 7.7(c) or 7.7(d).

10.1 (f)  An “event of default” (however defined) occurs under any agreement between Borrower and Lender or an Affiliate of Lender other than this Agreement and the other Loan Documents, Lender has notified Borrower thereof, and the cure period or appeal period, if any, for the event of default has expired.

10.1 (g)  A case (whether voluntary or involuntary) is filed by or against Borrower or any Subsidiary of Borrower or any Guarantor under any applicable bankruptcy, insolvency or other similar federal or state law; or a court of competent jurisdiction appoints a receiver (interim or permanent), liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any Subsidiary of Borrower or any Guarantor, or over all or a substantial part of their respective properties or assets; or Borrower or any Subsidiary of Borrower or any Guarantor (1) consents to the appointment of or possession by a receiver (interim or permanent), liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any Subsidiary of Borrower or any Guarantor, or over all or a substantial part of their respective properties or assets, (2) makes an assignment for the benefit of creditors, or (3) fails, or admits in writing its inability, to pay its debts as those debts become due.

10.1 (h)  Borrower fails to perform any contractual obligation to repurchase Loans, if such obligations that Borrower has failed to perform in the aggregate exceed $500,000.

10.1 (i)  Any money judgment, writ or warrant of attachment or similar process involving an amount in excess of $200,000 is entered or filed against Borrower or any of its Subsidiaries or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of 30 days or 5 days before the date of any proposed sale under that money judgment, writ or warrant of attachment or similar process.

10.1 (j)  Any order, judgment or decree decreeing the dissolution of Borrower is entered and remains undischarged or unstayed for a period of 20 days.

10.1 (k)  Borrower purports to disavow the Obligations or contests the validity or enforceability of any Loan Document.

10.1 (l)  Any Guarantor purports to disavow its obligations under its Guaranty or contests the validity or enforceability of the Guaranty.

10.1 (m)  Any individual Guarantor dies or becomes incapacitated.

10.1 (n)  Lender’s security interest on any portion of the Collateral becomes unenforceable or otherwise impaired.

10.1 (o)  A material adverse change occurs in Borrower’s financial condition, business, properties, or operations, or in Borrower’s ability to repay the Obligations.

10.1 (p)  Any Lien for any taxes, assessments or other governmental charges (1) in the amount of $10,000 or more is filed against Borrower or any of its property and remains unpaid for 45 days or more, (2) obtains priority that is equal to or greater than the priority of Lender’s security interest in any of the Collateral, or (3) is enforced against Borrower or any of its property.

10.1 (q)  Guarantor ceases to own, directly or indirectly, all of the capital stock of Borrower.

10.2.       Remedies

10.2 (a)  If an Event of Default described in Section 10.1 (g) occurs with respect to Borrower or any Guarantor, the Warehousing Commitment will automatically terminate and the unpaid principal amount of and accrued interest on the Warehousing Note and all other Obligations will automatically become due and payable, without presentment, demand or other Notice or requirements of any kind, all of which Borrower expressly waives.

10.2 (b)  If any other Event of Default occurs, Lender may, by Notice to Borrower, terminate the Warehousing Commitment and declare the Obligations to be immediately due and payable.

10.2 (c)  If any Event of Default occurs, Lender may also take any of the following actions:

(1)           Foreclose upon or otherwise enforce its security interest in and Lien on the Collateral to secure all payments and performance of the Obligations in any manner permitted by law or provided for in the Loan Documents.

(2)           Notify all obligors under any of the Collateral that the Collateral has been assigned to Lender (or to another Person designated by Lender) and that all payments on that Collateral are to be made directly to Lender (or such other Person); settle, compromise or release, in whole or in part, any amounts any obligor or Investor owes on any of the Collateral on terms acceptable to Lender; enforce payment and prosecute any action or proceeding involving any of the Collateral; and where any Collateral is in default, foreclose on and enforce any Liens securing that Collateral in any manner permitted by law and sell any property acquired as a result of those enforcement actions.

(3)           Prepare and submit for filing Uniform Commercial Code amendment statements evidencing the assignment to Lender or its designee of any Uniform Commercial Code financing statement filed in connection with any item of Collateral.

(4)           Transfer Borrower’s Lien on any title related to any item of Collateral to Lender.  This may involve re-titling the item of Collateral.

(5)           Act, or contract with a third party to act at Borrower’s expense, as servicer or subservicer of Collateral requiring servicing and perform all obligations required under any Collateral, including Servicing Contracts and Purchase Commitments.

(6)           Require Borrower to assemble and make available to Lender the Collateral and all related books and records at a place designated by Lender.

(7)           Enter onto property where any Collateral or related books and records are located and take possession of those items with or without judicial process; and obtain access to Borrower’s data processing equipment, computer hardware and software relating to the Collateral and use all of the foregoing and the information contained in the foregoing in any manner Lender deems necessary for the purpose of effectuating its rights under this Agreement and any other Loan Document.

(8)           Before the disposition of the Collateral, prepare it for disposition in any manner and to the extent Lender deems appropriate.

(9)           Exercise all rights and remedies of a secured creditor under the Uniform Commercial Code of Minnesota or other applicable law, including selling or otherwise disposing of all or any portion of the Collateral at one or more public or private sales, whether or not the Collateral is present at the place of sale, for cash or credit or future delivery, on terms and conditions and in the manner as Lender may determine, including sale under any applicable Purchase Commitment.  Borrower waives any right it may have to prior notice of the sale of all or any portion of the Collateral to the extent allowed by applicable law.  If notice is required under applicable law, Lender will give Borrower not less than 10 days’ notice of any public sale or of the date after which any private sale may be held.  Borrower agrees that 10 days’ notice is reasonable notice.  Lender may, without notice or publication, adjourn any public or private sale one or more times by announcement at the time and place fixed for the sale, and the sale may be held at any time or place announced at the adjournment.  In the case of a sale of all or any portion of the Collateral on credit or for future delivery, the Collateral sold on those terms may be may be retained by Lender until the purchaser pays the selling price or takes possession of the Collateral.  Lender has no liability to

Borrower if a purchaser fails to pay for or take possession of Collateral sold on those terms, and in the case of any such failure, Lender may sell the Collateral again upon notice complying with this Section.

(10)         Instead of or in conjunction with exercising the power of sale authorized by Section 10.2 (c)(9), Lender may proceed by suit at law or in equity to collect all amounts due on the Collateral, or to foreclose Lender’s Lien on and sell all or any portion of the Collateral pursuant to a judgment or decree of a court of competent jurisdiction.

(11)         Proceed against Borrower on the Warehousing Note or against any Guarantor under the Guaranty.

(12)         Retain all excess proceeds from the sale or other disposition of the Collateral, and apply them to the payment of the Obligations under Section 10.3.

10.2 (d)  Lender will incur no liability as a result of the commercially reasonable sale or other disposition of all or any portion of the Collateral at any public or private sale or other disposition.  Borrower waives (to the extent permitted by law) any claims it may have against Lender arising by reason of the fact that the price at which the Collateral may have been sold at a private sale was less than the price that Lender might have obtained at a public sale, or was less than the aggregate amount of the outstanding Warehousing Advances, accrued and unpaid interest on those Warehousing Advances and unpaid fees, even if Lender accepts the first offer received and does not offer the Collateral to more than one offeree.  Borrower agrees that any sale of Collateral under the terms of a Purchase Commitment, or any other disposition of Collateral arranged by Borrower, whether before or after the occurrence of an Event of Default, will be deemed to have been made in a commercially reasonable manner.

10.2 (e)  Borrower waives any rights it may have to prior notice of the sale of Pledged Loans, and Borrower agrees that Lender may purchase Pledged Loans at a private sale of such Collateral.

10.2 (f)  Borrower specifically waives and releases (to the extent permitted by law) any equity or right of redemption, stay or appraisal that Borrower has or may have under any rule of law or statute now existing or adopted after the date of this Agreement, and any right to require Lender to (1) proceed against any Person, (2) proceed against or exhaust any of the Collateral or pursue its rights and remedies against the Collateral in any particular order or (3) pursue any other remedy within its power.  Lender is not required to take any action to preserve any rights of Borrower against holders of mortgages having priority to the Lien of any Mortgage or Security Agreement included in the Collateral or to preserve Borrower’s rights against other prior parties.

10.2 (g)  Lender may, but is not obligated to, advance any sums or do any act or thing necessary to uphold or enforce the Lien and priority of, or the security intended to be afforded by, any Mortgage or Security Agreement included in the Collateral, including payment of delinquent taxes or assessments and insurance premiums.  All advances, charges, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by Lender in exercising any right, power or remedy conferred by this Agreement, or in the enforcement of this Agreement, together with interest on those amounts at the Default Rate, from the time paid by Lender until repaid by Borrower, are deemed to be principal outstanding under this Agreement and the Warehousing Note.

10.2 (h)  No failure or delay on the part of Lender to exercise any right, power or remedy provided in this Agreement or under any other Loan Document, at law or in equity, will operate as a waiver of that right, power or remedy.  No single or partial exercise by Lender of any right, power or remedy provided under this Agreement or any other Loan Document, at law or in equity, precludes any other or further exercise of that right, power, or remedy by Lender, or Lender’s exercise of any other right, power or remedy.  Without limiting the foregoing, Borrower waives all defenses based on the statute of limitations to the extent permitted by law.  The remedies provided in this Agreement and the other Loan Documents are cumulative and are not exclusive of any remedies provided at law or in equity.

10.2 (i)  Borrower grants Lender a license or other right to use, without charge, Borrower’s computer programs, other programs, labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any of the Collateral, and Borrower’s rights under all licenses and all other agreements related to the foregoing inure to Lender’s benefit until the Obligations are paid in full.

10.3.       Application of Proceeds

Lender may apply the proceeds of any sale, disposition or other enforcement of Lender’s Lien on all or any portion of the Collateral to the payment of the Obligations in the order Lender determines in its sole discretion.  From and after the indefeasible payment to Lender of all of the Obligations, any remaining proceeds of the Collateral will be paid to Borrower, or to its successors or assigns, or as a court of competent jurisdiction may direct.  If the proceeds of any sale, disposition or other enforcement of the Collateral are insufficient to cover the costs and expenses of that sale, disposition or other enforcement and payment in full of all Obligations, Borrower is liable for the deficiency.

10.4.       Lender Appointed Attorney-in-Fact

Borrower appoints Lender its attorney-in-fact, with full power of substitution, for the purpose of carrying out the provisions of this Agreement, the Warehousing Note and the other Loan Documents and taking any action and executing any instruments that Lender deems necessary or advisable to accomplish that purpose.  Borrower’s appointment of Lender as attorney-in-fact is irrevocable and coupled with an interest.  Without limiting the generality of the foregoing, Lender may give notice of its Lien on the Collateral to any Person, either in Borrower’s name or in its own name, endorse all Pledged Loans payable to the order of Borrower, prepare and submit for filing Uniform Commercial Code amendment statements with respect to any Uniform Commercial Code financing statements filed in connection with any item of Collateral, assign to itself Borrower’s Lien noted on any certificate of title for any item of Collateral, take any action to perfect or maintain a security interest in the Collateral or to maintain or collect insurance on the Collateral, or receive, endorse and collect all checks made payable to the order of Borrower representing payment on account of the principal of or interest on, or the proceeds of sale of, any of the Pledged Loans and give full discharge for those transactions, and, enforce the Retailer Agreement with respect to any of the Pledged Loans.

10.5.       Right of Set-Off

If Borrower defaults in the payment of any Obligation or in the performance of any of its duties under the Loan Documents, Lender may, without Notice to or demand on Borrower (which Notice or demand Borrower expressly waives), set-off, appropriate or apply any property of Borrower held at any time by Lender, or any indebtedness at any time owed by Lender to or for the account of Borrower, against the Obligations, whether or not those Obligations have matured.  Lender will provide Borrower with notice by telephonic, facsimile or e-mail within a reasonable time after any set-off under this Section.

End of Article 10

11.          MISCELLANEOUS

11.1.       Notices

Except where telephonic, facsimile or e-mail notice is expressly authorized by this Agreement, all communications required or permitted to be given or made under this Agreement (“Notices”) must be in writing and must be sent by manual delivery, overnight courier or United States mail (postage prepaid), addressed as follows (or at such other address as may be designated by it in a Notice to the other):

If to Borrower:		HomeOne Credit Corp.
2150 W. 18th Street, Suite 300
Houston, Texas 77008
	Attention:	Gary Busch, SVP Finance
and Capital Markets

With a copy to the General Counsel at the same address

If to Lender:		Residential Funding Corporation
7501 Wisconsin Avenue, Suite 900
Bethesda, Maryland 20814-6528
Attention: Jim Clapp, Director
Facsimile: (301) 215-6201

All periods of Notice will be measured from the date of delivery if delivered manually or by facsimile, from the first Business Day after the date of sending if sent by overnight courier or from 4 days after the date of mailing if sent by United States mail, except that Notices to Lender under Article 2 and Section 3.3 (f) shall be deemed to have been given only when actually received by Lender.  Borrower authorizes Lender to accept Borrower’s bailee pledge agreements, Warehousing Advance Requests, shipping requests, wire transfer instructions and security delivery instructions transmitted to Lender by facsimile or by RFConnects Delivery, and those documents, when transmitted to Lender by facsimile or RFConnects Delivery, have the same force and effect as the originals.

11.2.       Reimbursement Of Expenses; Indemnity

Borrower must:  (a) pay Lender a document production fee in connection with the preparation and negotiation of this Agreement; (b) pay such additional documentation production fees as Lender may require and all out-of-pocket costs and expenses of Lender, including reasonable fees, service charges and disbursements of counsel to Lender, in connection with the amendment, enforcement and administration of this Agreement, the Warehousing Note, and other Loan Documents, the making, repayment and payment of interest on the Warehousing Advances and the payment of all other Obligations under Loan Documents, and pay Lender the allocated costs of internal counsel in connection with the amendment of this Agreement; (c) indemnify, pay and hold harmless Lender and any other holder of the Warehousing Note from and against all present and future stamp, documentary and other similar taxes with respect to the foregoing matters and save Lender and any other holder of the Warehousing Note harmless from and against all liabilities with respect to or resulting from any delay or omission to pay such taxes; and (d) indemnify, pay and hold harmless Lender and all of its Affiliates, officers, directors, employees or agents and any subsequent holder of the Warehousing Note (collectively called the “Indemnitees”) from and against all liabilities, obligations, losses, damages, penalties, judgments, suits, costs, expenses and disbursements of every kind or nature (including the reasonable fees and disbursements of counsel to the Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnitees have been designated as parties to such proceeding) that may be imposed upon, incurred by or asserted against such Indemnitees in any manner relating to or arising out of this Agreement, the Warehousing Note, or any other Loan Document or any of the transactions contemplated by this Agreement, the Warehousing Note and the other Loan Documents, including against all liabilities, obligations, losses, damages, penalties, judgments, suits, costs, expenses and disbursements of every kind or nature (including the reasonable fees and disbursements of counsel to the Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnitees have been designated as parties to such proceeding) arising from any breach of Sections 9.2(n) or 9.6 (h) or the making of any Loan in which any obligor, guarantor or other obligor is a Person named in any Restriction List and to whom the provision of financial services is prohibited or otherwise restricted by applicable law (“Indemnified Liabilities”), except that Borrower has no obligation under this Agreement with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of any such Indemnitees.  To the extent that the undertaking to indemnify, pay and hold harmless as set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower must contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.  The agreement of Borrower contained in this Article survives the expiration or termination of this Agreement and the payment in full of the Warehousing Note.  Attorneys’ fees and disbursements incurred in enforcing, or on appeal from, a judgment under this Agreement are recoverable separately from and in addition to any other amount included in such judgment, and this clause is intended to be severable from the other provisions of this Agreement and to survive and not be merged into such judgment.

11.3.       Financial Information

All financial statements and reports furnished to Lender under this Agreement must be prepared in accordance with GAAP, applied on a basis consistent with that applied in preparing the financial statements as at the end of and for Borrower’s most recent fiscal year (except to the extent otherwise required to conform to good accounting practice).

11.4.       Terms Binding Upon Successors; Survival of Representations

The terms and provisions of this Agreement are binding upon and inure to the benefit of Borrower, Lender and their respective successors and assigns.  All of Borrower’s representations, warranties, covenants and agreements survive the making of any Warehousing Advance and, except where a longer period is set forth in this Agreement, remain effective for as long as the Warehousing Commitment is outstanding or there remain any Obligations to be paid or performed.

11.5.       Assignment

Borrower cannot assign this Agreement.  Lender may at any time, without Notice to or the consent of Borrower, transfer or assign, in whole or in part, its interest in this Agreement and the Warehousing Note along with Lender’s security interest in any of the Collateral (a) in connection with a participation agreement, (b) to an Affiliate, or (c) in connection with any arrangement maintained by Lender to fund credit facilities provided by the Lender, and any such assignee of Lender will be considered to be the Lender under this Agreement and may enforce this Agreement, the Warehousing Note and its security interest in the Collateral assigned.  If Lender intends to assign this Agreement other than (i) in connection with a participation agreement, (ii) to an Affiliate, or (iii) in connection with any arrangement maintained by Lender to fund credit facilities provided by the Lender, then Lender will provide Notice to Borrower no later than 30 days prior to the assignment, and Borrower may elect to terminate this Agreement as set forth in Section 11.18.  Borrower’s election to terminate this Agreement must be exercised within ten (10) Business Days of Lender’s Notice, and failure of Borrower to provide Notice of termination to Lender within ten (10) Business Days of Lender’s Notice will be deemed to be consent by Borrower to an assignment described in the preceding sentence.

11.6.       Amendments

Except as otherwise provided in this Agreement, this Agreement may not be amended, modified or supplemented unless the amendment, modification or supplement is set forth in a writing signed by both Borrower and Lender.

11.7.       Governing Law

This Agreement and the other Loan Documents are governed by the laws of the State of Minnesota, without reference to its principles of conflicts of laws.

11.8.       Participations

Lender may at any time sell, assign or grant participations in, or otherwise transfer to any other Person (“Participant”), all or part of the Obligations.  Without limiting Lender’s exclusive right to collect and enforce the Obligations, Borrower agrees that each participation will give rise to a debtor-creditor relationship between Borrower and the Participant, and Borrower authorizes each Participant, upon the occurrence of an Event of Default, to proceed directly by right of setoff, banker’s lien or otherwise, against any assets of Borrower that may be held by that Participant.  Borrower authorizes Lender to disclose to prospective and actual Participants all information in Lender’s possession concerning Borrower, this Agreement and the Collateral.  Lender agrees that it will only disclose Borrower information to prospective and actual Participants, if those Participants are subject to a confidentiality agreement substantially in the form of Exhibit J to this Agreement.

11.9.       Relationship of the Parties

This Agreement provides for the making and repayment of Warehousing Advances by Lender (in its capacity as a lender) and Borrower (in its capacity as a borrower), for the payment of interest on those Warehousing Advances and for the payment of certain fees by Borrower to Lender.  The relationship between Lender and Borrower is limited to that of creditor and secured party on the part of Lender and of debtor on the part of Borrower.  The provisions of this Agreement and the other Loan Documents for compliance with financial covenants and the delivery of financial statements and other operating reports are intended solely for the benefit of Lender to protect its interest as a creditor and secured party.  Nothing in this Agreement creates or may be construed as permitting or obligating Lender to act as a financial or business advisor or consultant to Borrower, as permitting or obligating Lender to control Borrower or to conduct Borrower’s operations, as creating any fiduciary obligation on the part of Lender to Borrower, or as creating any joint venture, partnership, agency or other relationship between Lender and Borrower other than as explicitly and specifically stated in the Loan Documents.  Borrower acknowledges that it has had the opportunity to obtain the advice of experienced counsel of its own choice in connection with the negotiation and execution of the Loan Documents and to obtain the advice of that counsel with respect to all matters contained in the Loan Documents, including the waivers of jury trial and of punitive, consequential, special or indirect damages contained in Sections 11.16 and 11.17, respectively.  Borrower further acknowledges that it is experienced with respect to financial and credit matters and has made its own independent decisions to apply to Lender for credit and to execute and deliver this Agreement.

11.10.     Severability

If any provision of this Agreement is declared to be illegal or unenforceable in any respect, that provision is null and void and of no force and effect to the extent of the illegality or unenforceability, and does not affect the validity or enforceability of any other provision of the Agreement.

11.11.     Consent to Credit References

Borrower consents to the disclosure of information regarding Borrower and its Subsidiaries and their relationships with Lender to Persons making credit inquiries to Lender.  This consent is revocable by Borrower at any time upon Notice to Lender as provided in Section 11.1.

11.12.     Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together constitute but one and the same instrument.

11.13.     Headings/Captions

The captions or headings in this Agreement and the other Loan Documents are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement or any other Loan Document.

11.14.     Entire Agreement

This Agreement, the Warehousing Note and the other Loan Documents represent the final agreement among the parties with respect to their subject matter, and may not be contradicted by evidence of prior or contemporaneous oral agreements among the parties.  There are no oral agreements among the parties with respect to the subject matter of this Agreement, the Warehousing Note and the other Loan Documents.

11.15.     Consent to Jurisdiction

AT THE OPTION OF LENDER, THIS AGREEMENT, THE WAREHOUSING NOTE AND THE OTHER LOAN DOCUMENTS MAY BE ENFORCED IN ANY STATE OR FEDERAL COURT WITHIN THE STATE OF MINNESOTA.  BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF THOSE COURTS, AND WAIVES ANY OBJECTION TO THE JURISDICTION OR VENUE OF THOSE COURTS, INCLUDING THE OBJECTION THAT VENUE IN THOSE COURTS IS NOT CONVENIENT.  ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE COMMENCED AND INSTITUTED BY SERVICE OF PROCESS UPON BORROWER BY FIRST CLASS REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER AT ITS ADDRESS LAST KNOWN TO LENDER.  BORROWER’S CONSENT AND AGREEMENT UNDER THIS SECTION DOES NOT AFFECT LENDER’S RIGHT TO ACCOMPLISH SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION OR COURT.  IN THE EVENT BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT

THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, LENDER AT ITS OPTION MAY HAVE THE CASE TRANSFERRED TO A STATE OR FEDERAL COURT WITHIN THE STATE OF MINNESOTA OR, IF A TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, MAY HAVE BORROWER’S ACTION DISMISSED WITHOUT PREJUDICE.

11.16.     Waiver of Jury Trial

BORROWER AND LENDER EACH PROMISES AND AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY A JURY, AND FULLY WAIVES ANY RIGHT TO TRIAL BY JURY TO THE EXTENT THAT ANY SUCH RIGHT NOW EXISTS OR ARISES AFTER THE DATE OF THIS AGREEMENT.  THIS WAIVER OF THE RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN, KNOWINGLY AND VOLUNTARILY, BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS EACH INSTANCE AND EACH ISSUE FOR WHICH THE RIGHT TO TRIAL BY JURY WOULD OTHERWISE APPLY.  LENDER AND BORROWER ARE EACH AUTHORIZED AND DIRECTED TO SUBMIT THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND THE PARTIES TO THIS AGREEMENT AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF THE RIGHT TO TRIAL BY JURY.  FURTHER, BORROWER AND LENDER EACH CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE OTHER PARTY, INCLUDING THE OTHER PARTY’S COUNSEL, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO ANY OF ITS REPRESENTATIVES OR AGENTS THAT THE OTHER PARTY WILL NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO TRIAL BY JURY.

11.17.     Waiver of Punitive, Consequential, Special or Indirect Damages

BORROWER AND LENDER EACH WAIVES ANY RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES FROM THE OTHER PARTY OR ANY OF THE OTHER PARTY’S AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER PARTY OR ANY OF THE OTHER PARTY’S AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.  THIS WAIVER OF THE RIGHT TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES IS KNOWINGLY AND VOLUNTARILY GIVEN BY EACH OF BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS EACH INSTANCE AND EACH ISSUE FOR WHICH THE RIGHT TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES WOULD OTHERWISE APPLY.  EACH OF BORROWER AND LENDER IS AUTHORIZED AND DIRECTED TO SUBMIT THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND THE PARTIES TO THIS AGREEMENT AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF THE RIGHT TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES.

11.18.     Termination Rights

Borrower may terminate this Agreement at any time and for any reason upon Notice to Lender and repayment in full of all outstanding Obligations within one (1) Business Day of Borrower’s Notice of termination (the “Early Termination Date”).  Borrower is not entitled to any refund of Warehousing Commitment Fees paid to Lender prior to an Early Termination Date, and Borrower is not obligated to pay Lender any Warehousing Commitment Fee after an Early Termination Date.

End of Article 11

12.          DEFINITIONS

12.1.       Defined Terms

Capitalized terms defined below or elsewhere in this Agreement have the following meanings or, as applicable, the meanings given to those terms in Exhibits to this Agreement:

“Advance Rate” means, with respect to any Loan, the Advance Rate set forth in Exhibit H for that type of Loan.

“Affiliate” means, when used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person that beneficially owns or holds, directly or indirectly, 5% or more of any class of voting Equity Interests of the Person referred to, (c) each Person, 5% or more of the voting Equity Interests of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person’s officers, directors, joint venturers and partners.  For these purposes, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person in question.  Affiliate included HomeComings Financial Network, Inc.

“Aggregate Payment Obligation” means with respect to all Eligible Subject Loans purchased by Lender under Shared Execution Manufactured Housing Loan Purchase Agreements, all amounts other than the Purchase Price payable to Borrower by Lender with respect to such Eligible Subject Loans, whether as an Excess Coupon Cash Flow Distribution or otherwise.

“Agreement” means this Warehousing Credit and Security Agreement, either as originally executed or as it may be amended, restated, renewed or replaced.

“Appraised Property Value” means with respect to an interest in real property, the then current fair market value of the real property and any improvements on it as of recent date determined in accordance with Title XI of FIRREA by a qualified appraiser who is a member of the American Institute of Real Estate Appraisers or other group of professional appraisers.

“Approved Custodian” means a Person that Lender deems acceptable, in its sole discretion, to hold Loans as agent for an Investor that has issued a Purchase Commitment for those Loans.

“Audited Statement Date” means the date of Borrower’s most recent audited financial statements (and, if applicable, Borrower’s Subsidiaries, on a consolidated basis) delivered to Lender under this Agreement.

“Bank One” means Bank One, National Association, Chicago, Illinois, or any successor bank.

“Bank One Prime Rate” means, as of any date of determination, the highest prime rate quoted by Bank One and most recently published by Bloomberg L.P.  If the prime rate for Bank One is not quoted or published for any period, then during that period the term “Bank One Prime Rate” means the highest prime rate published in the most recent edition of The Wall Street Journal in its regular column entitled “Money Rates.”

“Borrower” has the meaning set forth in the first paragraph of this Agreement.

“Business Day” means any day other than Saturday, Sunday or any other day on which national banking associations are closed for business.

“Calendar Quarter” means the 3 month period beginning on each January 1, April 1, July 1 or October 1.

“Cash Collateral Account” means a demand deposit account maintained at the Funding Bank in Lender’s name and designated for receipt of the proceeds of the sale or other disposition of Collateral.

“Chattel Loan” means a RIC and also means a Home-Only Loan.

“Closing Date” has the meaning set forth in the Recitals to this Agreement.

“Collateral” has the meaning set forth in Section 4.1.

“Collateral Documents” means, with respect to each Loan, (a) the Note, the Mortgage and all other documents, including, if applicable, any Security Agreement, executed in connection with or relating to the Loan, and all related titles, title applications, UCC-1s, UCC-1Ads, and title surrender certificates, (b) as applicable, the original lender’s ALTA Policy of Title Insurance or its equivalent, documents evidencing the FHA Commitment to Insure, the VA Guaranty or private mortgage insurance, the appraisal, the Regulation Z statement, the environmental assessment, the engineering report, certificates of casualty or hazard insurance, credit information on the maker of the Note, the HUD-1 or corresponding purchase advice, (c) any other document listed in Exhibit B, and (d) any other document that is customarily desired for inspection or transfer incidental to the purchase of any Note by an Investor or that is customarily executed by the seller of a Note to an Investor.

“Committed Purchase Price” means for an Eligible Loan the dollar price as set forth in the Purchase Commitment or, if the price is not expressed in dollars, the product of the Note Amount multiplied by the price (expressed as a percentage) as set forth in the Purchase Commitment for the Eligible Loan.

“Compliance Certificate” means a certificate executed on behalf of Borrower by its chief financial officer or its treasurer or by another officer approved by Lender, substantially in the form of Exhibit E.

“Debt” means (a) all indebtedness or other obligations of a Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) that, in accordance with GAAP, would be included in determining total liabilities as shown on the liabilities side of a balance sheet of that Person on the date of determination, plus (b) all indebtedness or other obligations of that Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) for borrowed money or for the deferred purchase price of property or services.  For purposes of calculating a Person’s Debt, Subordinated Debt more than 6 months after the Warehousing Maturity Date may be excluded from that Person’s indebtedness.

“Default” means the occurrence of any event or existence of any condition that, but for the giving of Notice or the lapse of time, would constitute an Event of Default.

“Default Rate” means, for any Warehousing Advance, the Interest Rate applicable to that Warehousing Advance plus 4% per annum.  If no Interest Rate is applicable to a Warehousing Advance, “Default Rate” means, for that Warehousing Advance, the highest Interest Rate then applicable to any outstanding Warehousing Advance plus 4% per annum.

“Depository Benefit” means the compensation received by Lender, directly or indirectly, as a result of Borrower’s maintenance of Eligible Balances with a Designated Bank.

“Designated Bank” means any bank designated by Lender as a Designated Bank, but only for as long as Lender has an agreement under which Lender receives Depository Benefits from that bank.

“Designated Bank Charges” means any fees, interest or other charges that would otherwise be payable to a Designated Bank in connection with Eligible Balances maintained at the Designated Bank, including deposit insurance premiums, service charges and any other charges that may be imposed by governmental authorities from time to time.

“Early Termination Date” has the meaning set forth in Section 11.18.

“Electronic Advance Request” means an electronic transmission through RFConnects Delivery containing the same information as Exhibit A to this Agreement.

“Electronic Tracking Agreement” means an Electronic Tracking Agreement, on the form prescribed by Lender, among Borrower, Lender, MERS, and MERSCORP, Inc.

“Eligible Loan” means a RIC or Land/Home Loan that complies with the standards set out in the Underwriting Guidelines, that was originated in the 30 days prior to the Warehousing Advance Request for that Loan (unless the Eligible Loan is a Seasoned Loan that has been re-characterized as an Eligible Loan by Lender), and that satisfies the conditions and requirements set forth in Exhibit H.

“Eligible Subject Loan” has the meaning set forth in the Loan Sale Commitment.

“Equity Interests” means all shares, interests, participations or other equivalents, however designated, of or in a Person (other than a natural person), whether or not voting, including common stock, membership interests, warrants, preferred stock, convertible debentures and all agreements, instruments and documents convertible, in whole or in part, into any one or more of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974 and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules, and regulations.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group of which Borrower is a member and that is treated as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default” means any of the conditions or events set forth in Section 10.1.

“Exception Loan” means a RIC or Land/Home Loan that is not an Eligible Loan, but which has been approved as an Exception Loan by Lender, in its sole discretion, and (unless the Exception Loan is a Seasoned Loan that has been re-characterized as an Eligible Loan by Lender) was originated in the 30 days prior to the Warehousing Advance Request for that Loan

“Excess Coupon Cash Flow Distribution” has the meaning set forth in the applicable Shared Execution Manufactured Housing Loan Purchase Agreement.

“Exchange Act” means the Securities Exchange Act of 1934 and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules, and regulations.

“Fair Market Value” means, at any time for a Loan, the present value of that Loan based on assumptions concerning default frequency, severity of loss, prepayment speeds and other relevant factors determined by Lender for Loans, in its good faith sole discretion, in a manner consistent with Lender’s procedures and at a price consistent with the price that Lender provides in competitive bid transactions with third parties for similar Loans.

“Fannie Mae” means Fannie Mae, a corporation created under the laws of the United States, and any successor corporation or other entity.

“FHA” means the Federal Housing Administration and any successor agency or other entity.

“FICA” means the Federal Insurance Contributions Act and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules and regulations.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules, and regulations.

“First Mortgage” means a Mortgage that constitutes a first Lien on the real property and improvements described in or covered by that Mortgage.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation, a corporation created under the laws of the United States, and any successor corporation or other entity.

“Funding Bank” means Bank One or any other bank designated by Lender as a Funding Bank.

“Funding Bank Agreement” means a letter agreement on the form prescribed by Lender between the Funding Bank and Borrower authorizing Lender’s access to the Operating Account.

“GAAP” means generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and in statements and pronouncements of the Financial Accounting Standards Board, or in opinions, statements or pronouncements of any other entity approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Ginnie Mae” means the Government National Mortgage Association, an agency of the United States government, and any successor agency or other entity.

“GMAC Manufactured Housing Client Guide” means the applicable loan purchase guide issued by Lender, as the same may be amended or replaced.

“Guarantor” means, individually and collectively, FLEETWOOD ENTERPRISES, INC., and any other Person that after the date of this Agreement guarantees all or any portion of Borrower’s Obligations.

“Guarantor Debt” means all present and future indebtedness of Borrower to Guarantor.

“Guaranty” means a guaranty of all or any portion of Borrower’s Obligations.  If more than one Guaranty is executed and delivered to Lender, the term “Guaranty” means each of the Guaranties and all of them.

“Hedging Arrangements” means, with respect to any Person, any agreements or other arrangements (including interest rate swap agreements, interest rate cap agreements and forward sale agreements) entered into to protect that Person against changes in interest rates or the market value of assets.

“High Cost Loan” has the meaning set forth in the GMAC Manufactured Housing Client Guide.

“Home Center Loan Servicing Incentive Plan” means the asset protection section of the HomeOne policies and procedures as of the Closing Date.

“Home-Only Loan” means a Loan for the purchase or refinance of a Manufactured Home, evidenced by a Note and secured by a Security Agreement.  The term “Home-Only Loan” does not include a RIC.

“HUD” means the Department of Housing and Urban Development, and any successor agency or other entity.

“Indemnified Liabilities” has the meaning set forth in Section 11.2.

“Indemnitees” has the meaning set forth in Section 11.2.

“Interest Rate” means, for any Warehousing Advance, the floating rate of interest specified for that Warehousing Advance in Exhibit H.

“Interest Rate Change Date” means the effective date of any Shared Execution Manufactured Housing Loan Purchase Agreement.

“Interim Statement Date” means the date of the most recent unaudited financial statements of Borrower (and, if applicable, Borrower’s Subsidiaries, on a consolidated basis) delivered to Lender under the Existing Agreement or this Agreement.

“Internal Revenue Code” means the Internal Revenue Code of 1986, Title 26 of the United States Code, and all rules, regulations and interpretations issued under those statutory provisions, as amended, and any subsequent or successor federal income tax law or laws, rules, regulations and interpretations.

“Investment Company Act” means the Investment Company Act of 1940 and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules, and regulations.

“Investor” means Fannie Mae, Freddie Mac or a financially responsible private institution that Lender deems acceptable, in its sole discretion, to issue Purchase Commitments with respect to a particular category of Eligible Loans.

“Land/Home Loan” means a Loan secured by both real property and a Manufactured Home.

“Land-in-Lieu” means a Loan where the obligor granted a Mortgage on real property in lieu of making a cash down payment.

“Lender” has the meaning set forth in the first paragraph of this Agreement.

“Leverage Ratio” means the ratio of a Person’s Debt to Tangible Net Worth.  For purposes of calculating a Person’s Leverage Ratio, Debt arising under Hedging Arrangements, to the extent of assets arising under those Hedging Arrangements, may be excluded from that Person’s Debt.

“LIBOR” means, for each week, the rate of interest per annum that is equal to the arithmetic mean of the U.S. Dollar London Interbank Offered Rates for 1 month periods of certain U.S.

banks as of 11:00 a.m. (London time) on the first Business Day of each week on which the London Interbank market is open, as published by Bloomberg L.P.  If those interest rates are not offered or published for any period, then during that period LIBOR means the London Interbank Offered Rate for 1 month periods as published in The Wall Street Journal in its regular column entitled “Money Rates” on the first Business Day of each week on which the London Interbank market is open.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature of such an agreement and any agreement to give any security interest).

“Liquid Assets” means the following unrestricted and unencumbered assets owned by a Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) as of any date of determination:  (a) cash, (b) funds on deposit in accounts with any bank located in the United States (net of the aggregate amount payable under all outstanding and unpaid checks, drafts and similar items drawn by a Person against those accounts), (c) investment grade commercial paper, (d) money market funds and (e) marketable securities.

“Loan” means (a) a loan evidenced by a Note and secured by a Mortgage or, if applicable, a Security Agreement, and includes a Home-Only Loan and a Land/Home Loan, and (b) a RIC.

“Loan Documents” means this Agreement, the Warehousing Note, the Guaranty, any agreement of Borrower relating to Subordinated Debt or Guarantor Debt, and each other document, instrument or agreement executed by Borrower in connection with any of those documents, instruments and agreements, as originally executed or as any of the same may be amended, restated, renewed or replaced.

“Loan Sale Commitment” means the agreement of Borrower to sell Loans to Lender which may be entered into after the date of this Agreement, as it may be amended, restated, renewed or replaced.

“Loan-to-Value Ratio” means, for any Loan, the ratio of (a) the maximum amount that may be borrowed under the Loan (whether or not borrowed) at the time of origination, plus the Note Amounts of all other Loans secured by senior or pari passu Liens on the related Property, to (b) the Appraised Property Value of the related Property.

“Manufactured Home” means a structure that is built on a permanent chassis (steel frame) with the wheel assembly necessary for transportation in one or more sections to a permanent site or semi-permanent site, and that is built in compliance with the requirements of the National Manufactured Housing Construction and Safety Standards Act of 1974, as amended, and the regulations of the U.S. Department of Housing and Urban Development.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System, as amended.

“MERS” means Mortgage Electronic Registration Systems, Inc. and any successor entity.

“Miscellaneous Fees and Charges” means the Collateral Operations Fees set forth on Lender’s fee schedule attached as Exhibit I and all miscellaneous disbursements, charges and expenses incurred by or on behalf of Lender for the handling and administration of Warehousing Advances and Collateral, including costs for Uniform Commercial Code, tax lien and judgment searches conducted by Lender, filing fees, charges for wire transfers and check processing charges, charges for security delivery fees, charges for overnight delivery of Collateral to Investors, recording fees, Funding Bank service fees and overdraft charges and Designated Bank Charges.  Upon not less than 3 Business Days’ prior Notice to Borrower, Lender may modify the Collateral

Operations Fees set forth in Exhibit I to conform to current Lender practices and, as so modified, the revised Exhibit I will become part of this Agreement.

“Mortgage” means a mortgage or deed of trust on real property that is improved and substantially completed (including real property to which a Manufactured Home has been affixed in a manner such that the Lien of a mortgage or deed of trust would attach to the Manufactured Home under applicable real property law).

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which either Borrower or any ERISA Affiliate of Borrower has any obligation with respect to its employees.

“Note” means (a) a promissory note secured by one or more Mortgages or, if applicable, one or more Security Agreements, (b) a RIC, or (c) a Security Agreement that contains the obligor’s promise to pay.

“Note Amount” means, as of any date of determination, the then outstanding and unpaid principal amount of a Note (whether or not an additional amount is available to be drawn under that Note).

“Notices” has the meaning set forth in Section 11.1.

“Obligations” means all indebtedness, obligations and liabilities of Borrower to Lender and Lender’s Subsidiaries (whether now existing or arising after the date of this Agreement, voluntary or involuntary, joint or several, direct or indirect, absolute or contingent, liquidated or unliquidated, or decreased or extinguished and later increased and however created or incurred), including Borrower’s obligations and liabilities to Lender under the Transaction Documents and disbursements made in accordance with the terms of this Agreement by Lender for Borrower’s account.

“Operating Account” means a demand deposit account maintained at the Funding Bank in Borrower’s name and designated for funding that portion of each Eligible Loan not funded by a Warehousing Advance made against that Eligible Loan and for returning any excess payment from an Investor for a Pledged Loan.

“Overdraft Advance” has the meaning set forth in 3.7.

“Parent” means Fleetwood Enterprises, Inc.

“Participant” has the meaning set forth in Section 11.8.

“Permanently Affixed” means, with respect to a Manufactured Home, that the Manufactured Home is anchored to real property by attachment to a permanent foundation, constructed in accordance with applicable state and local building codes and a manufacturer’s specifications in a manner sufficient to validate any applicable manufacturer’s warranty, and is connected to all appropriate residential utilities (e.g., water, gas, electricity or sewer).

“Person” means and includes natural persons, corporations, limited liability companies, limited liability partnerships, limited liability limited partnerships, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions of those governments.

“Pinnacle Retailer” means Retailer that (i) is not an Affiliate of Guarantor and (ii) has been pre-approved by Lender in Lender’s sole discretion.

“Plan” means each employee benefit plan (whether in existence on the date of this Agreement or established after that date), as that term is defined in Section 3 of ERISA, maintained for the benefit of directors, officers or employees of Borrower or any ERISA Affiliate.

“Pledged Hedging Accounts” has the meaning set forth in Section 4.1 (g).

“Pledged Hedging Arrangements” has the meaning set forth in Section 4.1 (g).

“Pledged Loans” has the meaning set forth in Section 4.1 (b).

“Prohibited Transaction” has the meanings set forth for such term in Section 4975 of the Internal Revenue Code and Section 406 of ERISA.

“Purchase Commitment” means a written commitment, in form and substance satisfactory to Lender, issued in favor of Borrower by an Investor under which that Investor commits to purchase Loans.

“Purchase Price” has the meaning set forth in the applicable Shared Execution Manufactured Housing Loan Purchase Agreement.

“Release Amount” has the meaning set forth in Section 4.3 (d).

“Repossessed Manufactured Home” means a Manufactured Home that has been previously financed by Borrower and repossessed by Borrower or an Affiliate of Borrower.

“Restriction List” and “Restriction Lists” means each and every list of Persons to whom the Government of the United States prohibits or otherwise restricts the provision of financial services.  For the purposes of this Agreement, Restriction Lists include the list of Specially Designated Nationals and Blocked Persons established pursuant to Executive Order 13224 (September 23, 2001) and maintained by the Office of Foreign Assets Control, U.S. Department of the Treasury, current as of the day the Restriction List is used for purposes of comparison in accordance with the requirements of this Agreement.

“Retailer” means a Person who sells Manufactured Homes in the ordinary course of business.

“Retailer Agreement” means an agreement between a Retailer and Borrower (or Borrower’s predecessor-in-interest which has been assigned to Borrower) governing the sale of RICS by Retailer and setting forth Retailer’s representations, warranties and covenants, including Retailer’s repurchase obligations with respect to such sales.

“RFC Loan” means an Eligible Loan covered by a Purchase Commitment issued by Lender.

“RFConnects Delivery” means Lender’s proprietary service to support the electronic exchange of information between Lender and Borrower, including Warehousing Advance Requests, shipping requests, payoff requests, wire transfer instructions, security delivery instructions, activity reports and exception reports.

“RFConnects Pledge Agreement” means an agreement (on the then current form prescribed by Lender) granting Lender a security interest in Loans for which Borrower has requested Warehousing Advances using RFConnects Delivery.

“RIC” means a retail installment contract evidencing the sale of a Manufactured Home by a Retailer to an obligor, which evidences the obligor’s promise to pay for the Manufactured Home and the related fees, charges and interest and grants a security interest on the Manufactured Home to secure repayment.  A RIC includes a Land-in-Lieu Loan.

“Seasoned Loan” means a RIC or Land/Home Loan that was originated more than 30 days prior to the Warehousing Advance Request and that satisfies the conditions and requirements set forth on Exhibit H, and that has not been re-characterized by Lender as either an Eligible Loan or an Exception Loan under the procedures set out in 3.3 (h).

“Security Agreement” means a security agreement or other agreement that creates a Lien on personal property, including the Manufactured Home, furniture, fixtures and equipment, to secure repayment of a Loan.

“Servicing Contract” means, with respect to any Person, the arrangement, whether or not in writing, under which that Person has the right to service Loans.

“Servicing Portfolio” means, as to any Person, the unpaid principal balance of Loans serviced by that Person under Servicing Contracts, minus the principal balance of all Loans that are serviced by that Person for others under subservicing arrangements.

“Shared Execution Manufactured Housing Loan Purchase Agreement” has the meaning set forth in the Loan Sale Commitment.

“Stage Funded Loan” means a Land/Home Loan that has multiple disbursements and complies with Lender’s stage funded construction loan program.

“Statement Date” means the Audited Statement Date or the Interim Statement Date, as applicable.

“Sublimit” means the aggregate amount of Warehousing Advances (expressed as a dollar amount or as a percentage of the Warehousing Commitment Amount) that is permitted to be outstanding at any one time against a specific type of Eligible Loan.

“Subordinated Debt” means (a) all indebtedness of Borrower for borrowed money that is effectively subordinated in right of payment to all present and future Obligations either (1) under a Subordination of Debt Agreement on the form prescribed by Lender or (2) otherwise on terms acceptable to Lender, and (b) solely for purposes of Section 8.5, all indebtedness of Borrower that is required to be subordinated by Sections 5.1 (b) and 7.10.

“Subsidiary” means any corporation, partnership, association or other business entity in which more than 50% of the shares of stock or other ownership interests having voting power for the election of directors, managers, trustees or other Persons performing similar functions is at the time owned or controlled by any Person either directly or indirectly through one or more Subsidiaries of that Person.

“Tangible Net Worth” means the excess of a Person’s (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) total assets over total liabilities as of the date of determination, each determined in accordance with GAAP applied in a manner consistent with the financial statements referred to in Section 5.1 (a)(6), plus that portion of Subordinated Debt due more than 6 months after the Warehousing Maturity Date.  For purposes of calculating a Person’s Tangible Net Worth, advances or loans to shareholders, directors, officers, employees or Affiliates, investments in Affiliates, assets pledged to secure any liabilities not included in the Debt of that Person, intangible assets, those other assets that would be deemed by HUD to be non-acceptable in calculating adjusted net worth in accordance with its requirements in effect as of that date, as those requirements appear in the “Consolidated Audit Guide for Audits of HUD Programs,” and other assets Lender deems unacceptable, in its sole discretion, must be excluded from that Person’s total assets.

“Third Party Originated Loan” means a Loan originated and funded by a third party (other than with funds provided by Borrower at closing to purchase the Loan) and subsequently purchased by Borrower.

“Title Surrender Statute” means a state statute that converts the legal status of a Manufactured Home from personal property to real property.

“Transaction Documents” means collectively, the Loan Documents, the Loan Sale Commitment, the Shared Execution Manufactured Housing Loan Purchase Agreement, any asset disposition agreement, and any other agreement referred to in, or entered into pursuant to, any of the foregoing.

“Trust Receipt” means a trust receipt in a form approved by and under which Lender may deliver any document relating to the Collateral to Borrower for correction or completion.

“Underwriting Guidelines” means Lender’s policies and procedures for underwriting Loans and Lender’s requirements for Lender’s Loan programs which are set out in the GMAC Manufactured Housing Client Guide.

“Used Manufactured Home” means a used Manufactured Home that is not a Repossessed Manufactured Home.

“Warehouse Period” means, for any Eligible Loan, the maximum number of days a Warehousing Advance against that type of Eligible Loan may remain outstanding as set forth in Exhibit H.

“Warehousing Advance” means a disbursement by Lender under Section 1.1.

“Warehousing Advance Request” has the meaning set forth in Section 2.1.

“Warehousing Collateral Value” means, as of any date of determination, (a) with respect to any Eligible Loan, the lesser of (1) the amount of any Warehousing Advance made, or that could be made, against such Eligible Loan under Exhibit H or (2) an amount equal to the Advance Rate for the Fair Market Value of such Eligible Loan; and (b) with respect to cash, the amount of the cash.

“Warehousing Commitment” means the obligation of Lender to make Warehousing Advances to Borrower under Section 1.1.

“Warehousing Commitment Amount” means $25,000,000.

“Warehousing Commitment Fee” has the meaning set forth in Section 3.4.

“Warehousing Fee” has the meaning set forth in Section 3.5.

“Warehousing Maturity Date” has the meaning set forth in Section 1.2.

“Warehousing Note” has the meaning set forth in Section 1.3.

“Wire Disbursement Account” means a demand deposit account maintained at the Funding Bank in Lender’s name for clearing wire transfers requested by Borrower to fund Warehousing Advances.

12.2.       Other Definitional Provisions; Terms of Construction

12.2 (a)   Accounting terms not otherwise defined in this Agreement have the meanings given to those terms under GAAP.

12.2 (b)   Defined terms may be used in the singular or the plural, as the context requires.

12.2 (c)   All references to time of day mean the then applicable time in Chicago, Illinois, unless otherwise expressly provided.

12.2 (d)   References to Sections, Exhibits, Schedules and like references are to Sections, Exhibits, Schedules and the like of this Agreement unless otherwise expressly provided.

12.2 (e)   The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.”

12.2 (f)    Unless the context in which it is used otherwise clearly requires, the word “or” has the inclusive meaning represented by the phrase “and/or.”

12.2 (g)   All incorporations by reference of provisions from other agreements are incorporated as if such provisions were fully set forth into this Agreement, and include all necessary definitions and related provisions from those other agreements.  All provisions from other agreements incorporated into this Agreement by reference survive any termination of those other agreements until the Obligations of Borrower under this Agreement and the Warehousing Note are irrevocably paid in full and the Warehousing Commitment is terminated.

12.2 (h)   All references to the Uniform Commercial Code shall be deemed to be references to the Uniform Commercial Code in effect on the date of this Agreement in the applicable jurisdiction.

12.2 (i)    Unless the context in which it is used otherwise clearly requires, all references to days, weeks and months mean calendar days, weeks and months.

End of Article 12

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

Closing Date:	September 21, 2004	RESIDENTIAL FUNDING CORPORATION,
	(To be completed by Lender)	a Delaware corporation

		By:	/s/

		Its:	Director

HOMEONE CREDIT CORP.,
a Delaware corporation

		By:	/s/

Its: